Filed Pursuant to Rule 424(b)(7)
Registration No. 333-297986
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 5, 2026)
UWM Holdings Corporation
1,500,000 Shares of Series A-1 Preferred Stock
165,000,000 Class A Warrants
165,000,000 Class B Warrants
330,000,000 Shares of Class A Common Stock Underlying Warrants
Offered by the Selling Stockholders

This prospectus supplement relates to the offer and resale, from time to time, by the selling stockholders identified in this prospectus supplement (the “Selling Stockholders”) of up to (i) 1,500,000 shares of Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”) of UWM Holdings Corporation (“UWMC”), (ii) 165,000,000 Class A Warrants with an exercise price of $6.00 per share of Class A Common Stock (as defined herein) (the “Class A Warrants”), (iii) 165,000,000 Class B Warrants with an exercise price of $2.00 per share of Class A Common Stock (the “Class B Warrants,” and together with the Class A Warrants, the “Warrants”) and (iv) 330,000,000 shares of UWMC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock,” and together with the Series A-1 Preferred Stock and the Warrants, the “Securities”) issuable upon exercise of the Warrants.
The Securities are being registered to fulfill our contractual obligations under that certain Investor Rights Agreement, dated as of August 5, 2026, by and among UWMC and the Selling Stockholders. No new shares of Preferred Stock, Warrants or shares of Class A Common Stock are being issued or sold by us in connection with this prospectus supplement. Our registration of the Securities covered by this prospectus supplement does not mean that the Selling Stockholders will offer or sell any Securities.
The Selling Stockholders identified in this prospectus supplement may offer the Securities from time to time in one or more offerings through public or private transactions at prevailing market prices or at privately negotiated prices, through a combination of these methods or any other method as the Selling Stockholders determine from time to time. See “Plan of Distribution.” We will not receive any proceeds from the sale of shares of Securities by the Selling Stockholders. To the extent the Warrants are exercised, we will receive the exercise price of such Warrants; however, we will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise.
We have agreed to pay all expenses in connection with the registration of the Securities. The Selling Stockholders will pay all selling commissions and stock transfer taxes, if any, in connection with the sale of the Securities.
Our Class A Common Stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “UWMC.” On September 28, 2026, the last reported sale price of our Class A Common Stock on the NYSE was $1.25 per share. There is no established trading market for the Series A-1 Preferred Stock or the Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the shares of Series A-1 Preferred Stock or the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-1 Preferred Stock and Warrants will be limited.
Investment in the Securities involves risks, including those described under “Risk Factors” beginning on page S-8 of this prospectus supplement. You should carefully read and consider these risk factors and the risk factors included in our periodic reports and other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in the Securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 1, 2026

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

About This Prospectus Supplement
This prospectus supplement supplements the accompanying base prospectus, which is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “Commission”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the Selling Stockholders may from time to time sell any combination of the Securities as described in this prospectus supplement and the accompanying base prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the Securities that the Selling Stockholders are selling in this offering.
When we refer to this “prospectus,” we are referring to both the prospectus supplement and the accompanying base prospectus combined. Any statement contained in this prospectus supplement modifies or supersedes any statement contained in the accompanying base prospectus. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference in this prospectus supplement that was filed with the Commission before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement.
We are responsible only for the information contained in or incorporated by reference in this prospectus and any permitted free writing prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders take responsibility for, and can provide assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of their respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
The distribution of this prospectus and the offering of the Securities may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of Securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
This prospectus and the information incorporated by reference contains market data, industry statistics and other data that have been obtained or compiled from information made available by independent third parties. We have not independently verified the accuracy and completeness of such data.
Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the terms “UWMC” refers to UWM Holdings Corporation, “we,” “our,” and “us” refers to UWM Holdings Corporation and its subsidiaries on a consolidated basis, and “Holdings LLC” means UWM Holdings, LLC, a direct subsidiary of UWMC.

Special Note Regarding Forward-Looking Statements
This prospectus and the documents that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus supplement contain forward-looking statements regarding:
•our financial and operational performance;
•future loan originations;
•our client-based business strategies, business model, strategic initiatives, competitive advantages;
•the impact of interest rate risks on our business;
•the benefits and risks associated with the exchange at any time by SFS Holding Corp., an affiliate of UWMC (“SFS”), of Class B common units of Holdings LLC and shares of our Class D common stock (collectively, the “Paired Interests”) into, at the option of UWMC, either, (a) cash or (b) one share of our Class B common stock;
•the delays or failures to sell or securitize loans in the secondary market and its impact on our financial performance;
•our hedging and risk mitigation strategies, including the natural hedges provided by our originations;
•our ability to successfully implement our hedging and risk mitigation strategies and the impact of unanticipated macroeconomic factors on such strategy;
•the impacts of defaults on our business;
•the potential impact of technological developments on our operations;
•the impact of new tax laws and regulations on our financial results;
•our accounting policies and the impacts to our agreements and financial results;
•the renewal of our sale and repurchase and other financing agreements upon their maturity;
•the quality of our loan portfolio;
•our ability to increase or decrease the size of our warehouse lines to reflect anticipated increases or decreases in volume;
•macroeconomic conditions that may affect our business and the mortgage industry in general;
•the opportunity to sell our mortgage servicing rights (“MSRs”) and excess servicing;
•the impact of pending litigation on our financial position and the outcome of such litigation;
•the sufficiency of our liquidity;
•our repurchase and indemnification obligations for loans sold to investors and other contractual indemnification obligations; and
•other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, unless otherwise required by law. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:
•our dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies that affect interest rates and inflation;
•our reliance on our warehouse and other short-term financing facilities to fund mortgage loans and otherwise operate our business, leveraging of assets under these facilities and the risk of a decrease in the value of the collateral underlying certain of our facilities causing an unanticipated margin call;
•our ability to access, and increase, warehouse lines to meet our anticipated growth;
•the impact of actions taken by the presidential administration, including actions that could adversely impact inflation, interest rates, consumer discretionary income and confidence and home building starts, which could adversely affect our loan origination volume and profitability;
•our ability to sell loans in the secondary market, including to government sponsored enterprises (“GSEs”), and to securitize our loans into mortgage-backed securities through the GSEs and Government National Mortgage Association (“Ginnie Mae”), and our ability to sell MSRs in the bulk MSR secondary market;
•our dependence on the GSEs and the risk of changes to these entities and their roles, including, as a result of GSE reform, termination of the GSE's conservatorships or efforts to increase the capital levels of the GSEs;
•changes in the GSEs’, Federal Housing Administration (“FHA”), U.S. Department of Agriculture (“USDA”) and U.S. Department of Veterans Affairs (“VA”) guidelines or GSE and Ginnie Mae guarantees;
•our ability to comply with all rules and regulations in connection with the launch of our internal servicing platform;
•our dependence on licensed residential mortgage officers or entities, including brokers that arrange for funding of mortgage loans, or banks, credit unions or other entities that use their own funds or warehouse facilities to fund mortgage loans, but in any case do not underwrite or otherwise make the credit decision with regard to such mortgage loans to originate mortgage loans, as well as changes in banking regulations and capital requirements which may impact the availability of warehouse financing or otherwise affect liquidity in the residential mortgage industry;
•our inability to continue to grow, or to effectively manage the growth of, our loan origination volume;
•our ability to continue to attract and retain our independent mortgage broker relationships;
•the occurrence of a data breach or other failure in our cybersecurity or information security systems;
•reliance on third-party software and services in our operations;
•reliance on third-party sub-servicers to service our mortgage loans or our mortgage servicing rights;
•the occurrence of data breaches or other cybersecurity failures at our third-party sub-servicers or other vendors;
•intense competition in the mortgage industry;

•our ability to implement and maintain technological innovations in our operations;
•loss of key management;
•our ability to continue to comply with the complex state and federal laws, regulations and practices applicable to mortgage loan origination and servicing in general, including maintaining the appropriate state licenses, managing the costs and operational risk associated with material changes to such laws and the impact of recent changes in federal and state government administrations;
•errors or the ineffectiveness of internal and external models or data we rely on to manage risk and make business decisions;
•fines or other penalties associated with the conduct of independent mortgage brokers;
•the risk that we are or may become subject to legal actions that if decided adversely, could be detrimental to our business; and
•those risks described in this prospectus supplement and in Item 1A - Risk Factors in our 2025 Annual Report on Form 10-K, as well as those described from time to time in our other filings with the Commission.

Summary
The following summary contains selected information about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus and the documents incorporated by reference herein in their entirety, including matters set forth under “Risk Factors” and the more detailed information and financial statements included or incorporated by reference herein and therein, including our audited consolidated financial statements and the related notes thereto included in our 2025 Annual Report on Form 10-K and our unaudited interim consolidated financial statements and the related notes thereto included in our Quarterly Reports on Form 10-Q. Some of the statements in the following summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Company Overview
We are the largest overall residential mortgage lender in the U.S., by closed loan volume, despite originating mortgage loans exclusively through the wholesale channel. For the last eleven years, including the year ended December 31, 2025, we have also been the largest wholesale mortgage lender in the U.S. by closed loan volume. With a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the independent mortgage broker community. We originate primarily conforming and government loans across all 50 states and the District of Columbia.
Integral components of our strategy are (i) continuing our leadership position in the growing wholesale channel by investing in technology, including AI, and partnership tools designed to meet the needs of independent mortgage brokers and their customers, (ii) capitalizing on our strategic advantages which include a singular focus on the wholesale channel, that allows us to quickly adapt to market conditions and opportunities, and ample capital and liquidity, (iii) employing our six pillars to drive a unique culture that we believe results in a durable competitive advantage, (iv) originating high quality loans, the vast majority of which are backed directly or indirectly by the federal government, and (v) minimizing market risks and maximizing opportunities in different macroeconomic environments.
We focus primarily on originating conventional, agency-eligible loans that can be sold to Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”) or transferred to Government National Mortgage Association (“Ginnie Mae”) pools for sale in the secondary market. Our conventional agency-conforming loans meet the general underwriting guidelines established by Fannie Mae and Freddie Mac. Loans that are written under the Federal Housing Administration (“FHA”) program, the U.S. Department of Veterans Affairs (“VA”) program or the U.S. Department of Agriculture (“USDA”) program are guaranteed by the governmental agencies and then transferred to Ginnie Mae pools for sale in the secondary market
Our principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341 and our telephone number is (800) 981-8898. We were founded in 1986 and were incorporated in Delaware on June 12, 2019 and commenced operations as a publicly traded company on January 22, 2021, upon completion of a merger with Gores Holdings IV, Inc.
Issuance of Preferred Stock and Warrants
On August 5, 2026, we announced a $2.05 billion strategic capital partnership (the “Financing”) with the Ishbia family and Oaktree Capital Management, L.P. (“Oaktree”). The initial investment was made pursuant to a securities purchase agreement, dated as of August 5, 2026 (the “Securities Purchase Agreement”), by and among UWMC, certain funds or investment vehicles advised, managed by, or otherwise affiliated with Oaktree (the “Oaktree Purchasers”), SFS, Mat Ishbia, and SFS Group Capital, LLC (“SFS Group”and, together with SFS and Mathew Ishbia, the “Ishbia Parties”). Pursuant to the Securities Purchase Agreement, we issued $1.65 billion in Series A Preferred Stock, Class A Warrants to purchase 165 million shares of Class A Common Stock at an exercise price of $6.00 per share of Class A Common Stock and Class B Warrants to purchase 165 million shares of Class A Common Stock at an exercise price of $2.00 per share of Class A Common Stock, for an aggregate total consideration of $1.65 billion. Pursuant to the Securities Purchase Agreement, we issued and sold to the Oaktree

Purchasers: (a) 1,500,000 shares of Series A-1 Preferred Stock, (b) Class A Warrants to purchase 150,000,000 shares of Class A Common Stock and (c) Class B Warrants to purchase 150,000,000 shares of Class A Common Stock for an aggregate consideration of $1.5 billion. As a condition to the Oaktree Purchasers’ purchase of $1.5 billion in Series A-1 Preferred Stock, SFS Group was required to purchase $150 million of Series A-2 Preferred Stock containing the same economic terms as the Series A-1 Preferred Stock. Consequently, we issued and sold to SFS Group: (a) 150,000 shares of Series A-2 Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock,” and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), (b) Class A Warrants to purchase 15,000,000 shares of Class A Common Stock and (c) Class B Warrants to purchase 15,000,000 shares of Class A Common Stock, for an aggregate consideration of $150,000,000. We used the net proceeds from the issuance and sale of the Series A Preferred Stock to pay down amounts outstanding under our MSR financing facilities.
Both the Class A Warrants and Class B Warrants were issued with exercise prices above the closing price of our Class A Common Stock on the NYSE on August 5, 2026. The Warrants are only exercisable for cash and do not provide for net settlement and are exercisable until August 5, 2036, at which time any unexercised Warrants will expire. Consequently, to the extent that the Class A Warrants are exercised in full, we would receive $990 million in additional capital upon exercise, and to the extent that the Class B Warrants are exercised in full, we would receive $330 million in additional capital upon exercise.
In connection with the Financing, we entered into an Investor Rights Agreement, dated as of August 5, 2026 (the “Investor Rights Agreement”), with UWM Holdings, LLC, SFS Group and the Oaktree Purchasers pursuant to which we are registering the Securities under this prospectus supplement. The Investor Rights Agreement also provides the Oaktree Purchasers with certain governance rights and other rights, as described below under “Description of Securities – Investor Rights Agreement.”
Rights Offering
In connection with the Financing, we agreed to raise cash proceeds of at least $400 million from the sale of 200,000,000 shares of Class A Common Stock through a registered rights offering by UWMC (the “Rights Offering”). On August 5, 2026, we entered into a Backstop Agreement (the “Backstop Agreement”) with Mat Ishbia, SFS Group (together with Mat Ishbia, the “Ishbia Support Parties”) and the Oaktree Purchasers. To the extent that the rights offering is not subscribed at a level that raises $400 million, the Oaktree Purchasers have the option, and the Ishbia Support Parties have the obligation, to purchase securities for the unfunded amount, such that the gross proceeds to us from the rights offering and pursuant to the Backstop Agreement would be at least $400 million. Both the Oaktree Purchasers and the Ishbia Support Parties may purchase securities from us pursuant to the Backstop Agreement through either (i) up to 200,000,000 shares of Class A Common Stock, at the subscription price in the Rights Offering, or (ii) junior perpetual non-convertible preferred stock which is similar to the Series A-2 Preferred Stock, except that it is further subordinated to the Series A-1 Preferred Stock and the Series A-2 Preferred Stock (the “Series A-3 Preferred Stock”), with an initial liquidation preference of up to $400 million, and up to 40,000,000 Class A Warrants and 40,000,000 Class B Warrants to purchase Class A Common Stock, which is equal to 20% of the initial liquidation preference of such preferred stock.

The Offering

Issuer	UWM Holdings Corporation

Resale of Preferred Stock

Shares of Series A-1 Preferred Stock offered by the Selling Stockholders:	Up to 1,500,000 shares

Resale of Warrants

Class A Warrants offered by the Selling Stockholders:	Up to 165,000,000 Class A Warrants

Class B Warrants offered by the Selling Stockholders:	Up to 165,000,000 Class B Warrants

Resale of Class A Common Stock

Shares of Class A Common Stock offered by the Selling Stockholders upon exercise of the Warrants:	Up to 330,000,000 shares

Use of proceeds:	We will not receive any proceeds from the resale by the Selling Stockholders of shares of our Series A-1 Preferred Stock, Warrants or shares of our Class A Common Stock issuable upon exercise of the Warrants. We will receive up to an aggregate of $1.32 billion if the Warrants are exercised. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes.

NYSE Ticker Symbol:
Our Class A Common Stock is listed on the NYSE under the symbol “UWMC.” Neither the Series A Preferred Stock nor the Warrants are currently listed on any securities exchange and we do not intend to apply for a listing of them on any securities exchange.

Risk factors:
You should carefully read and consider the information set forth under “Risk Factors” and any risk factors described in the documents we incorporate by reference, as well as all the other information set forth in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference herein and therein before investing in the Securities.

Risk Factors
An investment in our Securities involves a number of risks. You should consider the specific risks described below and in our 2025 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making an investment decision. See “Where You Can Find More Information.” The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us, or, or that we currently deem immaterial, which may also impair our business or financial condition.
Risks Related to Our Warrants
There is no public market for the Warrants.
There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not currently intend to apply for listing of the Warrants on any securities exchange or for quotation on any inter-dealer quotation system. The difference between bid and ask prices in any secondary market for the Warrants could be substantial. Accordingly, an active market for the Warrants may never develop, and, even if one develops, it may not be maintained. If an active trading market for the Warrants does not develop or is not maintained, then the market price and liquidity of the Warrants will be adversely affected, and holders of the Warrants may not be able to sell their Warrants at desired times or prices, or at all.
Holders of Warrants will have no rights as a common stockholder until such holders exercise their Warrants and acquire our Class A Common Stock. The Warrants are exercisable only for cash and do not provide for cashless or net-share settlement.
Until holders of the Warrants acquire shares of our Class A Common Stock upon exercise of the Warrants, holders of Warrants will have no rights with respect to the shares of our Class A Common Stock underlying such Warrants. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a holder of our Class A Common Stock only as to matters for which the applicable record date occurs after the exercise date. The Warrants are exercisable only for cash and do not provide for cashless or net-share settlement. This requirement may deter or delay exercise, particularly for holders with liquidity constraints.
The market price of our Class A Common Stock may not exceed the exercise price of the Warrants.
The exercise price of the Class A Warrants is $6.00 per share, and the exercise price of the Class B Warrants is $2.00 per share. These Warrants are only exercisable until 5:00 p.m., New York City time, on August 5, 2036. The market price of our Class A Common Stock may not exceed the respective exercise price of the Class A Warrants or the Class B Warrants prior to their date of expiration. Any Warrants not exercised by their date of expiration will expire worthless, and we will be under no further obligation to the Warrant holder. Furthermore, the Warrants can only be exercised for cash, so consequently a holder is required to exercise the Warrant for cash and then resell the Class A Common Stock received upon exercise. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes and will have broad discretion in the application of proceeds from the exercise of the Warrants.
Anti-dilution adjustments to the Warrants may not fully protect holders against all dilutive events.
The exercise price and the number of shares of Class A Common Stock issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including cash dividends and distributions on our Class A Common Stock. However, these adjustments may not fully compensate holders for all dilutive events or corporate actions that reduce the value of the Class A Common Stock. For example, certain issuances of equity securities at prices below the then-current market price or other extraordinary corporate events may not trigger an exercise price adjustment or an increase in the number of shares issuable upon exercise. To the extent any such event occurs without a corresponding adjustment to the Warrants, the economic value of the Warrants may be adversely affected.

Risks Related to Our Series A-1 Preferred Stock
There is no public market for the Series A-1 Preferred Stock.
No market for the Series A-1 Preferred Stock currently exists, and we do not expect a market to develop. In addition, we do not currently intend to apply for listing of the Series A-1 Preferred Stock on any securities exchange or for quotation on any inter-dealer quotation system. The difference between bid and ask prices in any secondary market for the Series A-1 Preferred Stock could be substantial. Accordingly, an active market for the Series A-1 Preferred Stock may never develop, and, even if one develops, it may not be maintained. If an active trading market for the Series A-1 Preferred Stock does not develop or is not maintained, then the market price and liquidity of the Series A-1 Preferred Stock will be adversely affected, and holders of the Series A-1 Preferred Stock may not be able to sell their Series A-1 Preferred Stock at desired times or prices, or at all.
We may not have sufficient funds to pay dividends on the Series A-1 Preferred Stock, and regulatory and contractual restrictions may prevent us from declaring or paying dividends.
Our ability to declare and pay dividends on the Series A-1 Preferred Stock will depend on many factors, including, but not limited to, the following:
•our financial condition, including the amount of cash we have on hand;
•the amount of cash, if any, generated by our operations and financing activities;
•our anticipated financing needs, including the amounts needed to service our indebtedness or other obligations;
•the degree to which we decide to reinvest any cash generated by our operations or financing activities to fund our future operations;
•the ability of our subsidiaries to distribute funds to us;
•regulatory restrictions on our ability to pay dividends, including under the Delaware General Corporation Law; and
•contractual restrictions on our ability to pay dividends.
The terms of our existing indebtedness restricts our subsidiaries in certain circumstances from making payments to us, and future indebtedness we may incur could contain similar or more restrictive limitations. If the terms of our indebtedness restrict or prohibit us from paying dividends, then we may seek to refinance that indebtedness or seek a waiver that would permit the payment of dividends. However, we may be unable or may choose not to refinance such indebtedness or obtain a waiver.
If we are unable or decide not to pay accrued dividends on the Series A Preferred Stock in cash, then dividends will accrue at a rate of 13% per annum and will automatically accrete to, and increase the stated value of, the shares of Series A Preferred Stock. However, following the fifth anniversary of the issuance of the Series A-1 Preferred Stock, as well as during the continuance of an Event of Noncompliance (as defined in the certificate of designation governing the Series A-1 Preferred Stock (the “Series A-1 Certificate of Designation”)) after the expiration of any applicable cure period, dividends must be paid in cash on the Series A-1 Preferred Stock at the rate of 10% per year.
If we fail to declare and pay accrued dividends on the Series A-1 Preferred Stock in full, then the value or trading prices, if any, of the Series A-1 Preferred Stock will likely decline.
Your investment in the Series A-1 Preferred Stock may be harmed if we redeem the Series A-1 Preferred Stock.
We will have the right to redeem the Series A-1 Preferred Stock in certain circumstances. See “Description of the Capital Stock – Series A Preferred Stock – Redemption.” If we redeem your Series A-1 Preferred Stock, then you may not be entitled to benefit from potential future accretion of dividends and increase in the redemption premium of the Series A-1 Preferred Stock. Furthermore, if we redeem your Series A-1 Preferred Stock, then you may be unable to reinvest any proceeds from the redemption in comparable investments at favorable interest or dividend rates.
The Series A Preferred Stock, including the Series A-1 Preferred Stock, ranks junior to all of our indebtedness and other liabilities and is structurally subordinated to any indebtedness, preferred stock or other liabilities of our subsidiaries.
In the event of our bankruptcy, liquidation, reorganization or other winding-up, our assets will be available to pay the liquidation preference of the Series A Preferred Stock, including the Series A-1 Preferred Stock, only after all of our indebtedness and other liabilities have been paid. In addition, the Series A Preferred Stock, including the Series A-1 Preferred Stock, will be structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us. The holders of the Series A Preferred Stock, including the Series A-1 Preferred Stock, have no right to participate in the distribution of assets of our subsidiaries (except to the extent that we have satisfied all of our liabilities and have recognized claims or interests in the assets of such subsidiaries). Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay the liquidation preference of any or all of the Series A Preferred Stock, including the Series A-1 Preferred Stock, then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations.
As of June 30, 2026, as adjusted for the issuance of the Series A Preferred Stock, we and our subsidiaries had approximately $4.6 billion principal amount of non-funding debt outstanding, ranking senior to our Series A Preferred Stock, including the Series A-1 Preferred Stock, and we and our subsidiaries had availability of approximately $800 million under the existing loan agreements and credit facilities subject to certain covenants. For information on our currently outstanding long-term indebtedness, or any junior stock, parity stock or senior stock or additional shares of Series A Preferred Stock issued by us after the date of this prospectus supplement, see our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Risks Related to Our Class A Common Stock
Our ability to take certain actions may be limited by the terms of the Series A-1 Preferred Stock.
The terms of the Series A-1 Preferred Stock restrict our ability to take certain actions without the consent of the holders of the Series A-1 Preferred Stock or the satisfaction of specified conditions. For example, we are restricted from creating or issuing securities ranking senior to or on parity with the Series A-1 Preferred Stock, paying dividends or making distributions on our Class A Common Stock, redeeming or repurchasing shares of our Class A Common Stock or other securities, incurring indebtedness, materially altering our principal line of business, or taking certain other corporate actions unless specified conditions are satisfied. The Oaktree Purchasers also have certain governance rights that are set forth in the investor rights agreement that we entered into in connection with the Financing.
These restrictions could limit our flexibility in managing our capital structure and conducting our business and could prevent us from pursuing transactions or taking other actions that we may otherwise believe would be in our best interests. In addition, any requirement to obtain the consent of holders of the Series A-1 Preferred Stock could delay or prevent a transaction or other corporate action. As a result, the terms of our Series A-1 Preferred Stock could adversely affect our ability to respond to changing business, financial and market conditions and could have a material adverse effect on our business, financial condition and results of operations.
As further described in the “Description of Preferred Stock” below, for so long as the Oaktree Purchasers beneficially own at least 25% of the number of shares of Series A-1 Preferred Stock issued to them on August 5, 2026, the Oaktree Purchasers will have the exclusive right to nominate and elect two directors to our Board (each a “Series A-1 Investor Board Member”). In addition, upon the earlier of the seventh anniversary of August 5, 2026 and the occurrence of a Special Event of Noncompliance (as defined in the Series A-1 Certificate of Designation), if any shares of Series A-1 Preferred Stock remain outstanding and are held by the Series A-1 Investors (as defined in the Series A-1 Certificate of Designation), the number of Series A-1 Investor Board Members will automatically be increased such that the total number of authorized Series A-1 Investor Board Members represents at least the number of directors required to constitute a majority of the total authorized number of directors of our Board. However, if these additional directorships were created as a result of a Special Event of Noncompliance, the additional directorships will be eliminated, and the directors serving in those directorships will automatically cease to serve, when the Special Event of Noncompliance is cured to the reasonable satisfaction of the Requisite Series A-1 Investor Majority (as defined in the Series A-1 Certificate of Designation). A Special Event of Noncompliance may be triggered by breaches of financial condition covenants, including minimum tangible book value, minimum liquidity and maximum leverage requirements, as well as specified payment defaults, insolvency events and cross-defaults, in each case which are not cured within the specified cure period (if any). After the seventh anniversary and during the continuance of a Special Event of Noncompliance, holders of Series A-1 Preferred Stock may require us to pursue a refinancing transaction to redeem all outstanding Series A-1 Preferred Stock which could be at rates and upon terms that are less favorable than those which are provided by the current Series A-1 Preferred Stock.
Resales of the outstanding shares of Class A Common Stock issuable upon exercises of Warrants or shares issuable upon an exchange transaction could depress the market price of our Class A Common Stock or result in dilution.
As of September 28, 2026, there are 330,000,000 shares of Class A Common Stock issuable upon exercise of the Warrants and 1,261,862,603 shares of Class A Common Stock issuable in connection with the exchange of the Paired Interests. The issuance of shares of Class A Common Stock issuable upon the exercise of the Warrants or upon exchange of the Class B Units in Holdings may result in dilution to the then existing holders of our Class A Common Stock and increase the number of shares of our Class A Common Stock eligible for resale in the public market. Such sales of shares of Class A Common Stock or the perception that such sales may occur could depress the market price of our Class A Common Stock.
Further, if the Rights Offering is not fully subscribed and the Oaktree Purchasers or Ishbia Support Parties elect to receive Series A-3 Preferred Stock and Warrants pursuant to the Backstop Agreement, we may issue up to 80 million additional Warrants (divided equally between Class A Warrants and Class B Warrants). Issuing additional shares of our Class A Common Stock or Warrants exercisable for shares of Class A Common Stock may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A Common Stock or both.
The Series A Preferred Stock have a liquidation preference senior to our Class A Common Stock.
Shares of our Class A Common Stock are junior in rank to each series of the Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon our liquidation, bankruptcy, dissolution or winding up. The payment of the liquidation preferences could result in common stockholders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily. This liquidation preference may increase over time based on the payment of in-kind dividends. Subject to the terms set forth in the Series A-1 Certificate of Designation and the certificate of designation governing the Series A-2 Preferred Stock (the “Series A-2 Certificate of Designation,” and together with the Series A-1 Certificate of Designation, the “Certificates of Designation”), if we issue any additional preferred stock in the future, it may also have similar liquidation preferences.
The existence of the liquidation preferences may reduce the value of our Class A Common Stock, make it harder for us to sell shares of Class A Common Stock in offerings in the future, or prevent or delay a change of control.
Risks Related to Our Business
From time to time, we are subject to various legal actions that if decided adversely, could be detrimental to our business.
From time to time, we are named as a defendant in legal proceedings alleging improper lending, servicing or marketing practices, abusive loan terms and fees, disclosure violations, quiet title actions, improper foreclosure practices, violations of consumer protection, securities or other laws, breach of contract and other related matters, including any potential legal proceedings in connection with strategic transactions. For example, following our announcements on August 5, 2026, of our earnings for the second quarter, including our hedging losses, and the subsequent Financing that we entered into with the Oaktree Purchasers and the Ishbia Parties, we and certain of our directors and executive officers were named as defendants in various stockholder derivative and class actions and other legal proceedings that allege, among other things, breaches of fiduciary duties and securities laws. In addition, we received a letter from the SEC Division of Enforcement notifying us that they are conducting an investigation and requesting the voluntary production of documents relating to certain of our hedging practices and losses in the first and second quarter of 2026. We are in the process of responding to the document request.
Furthermore, we have a large number of team members and have increased our profile in the community and nationally. As a result, the number of lawsuits against us regarding alleged violation of employment laws, including wage and hour, and other employment issues, has and may continue to increase. In recent years there has been an increase in the number of collective and class actions with respect to employment matters against employers generally. Coupled with the expansion of social media platforms and similar platforms that allow individuals access to a broad audience, these claims, whether or not they have merit, could result in reputational risk, negative publicity, out-of-pocket costs and distractions to our management team.
Any claims, legal proceedings, or inquiries or investigations initiated against us, whether successful or not, may be time-consuming, subject us to damage awards, regulatory orders, consent decrees, injunctive relief, fines, or other penalties or sanctions, require us to change our policies or practices, result in increased operating costs, divert management’s attention, harm our reputation, and require us to incur significant legal fees, other litigation costs and settlement costs, as well as other expenses. In addition, our insurance may not be adequate to protect us from all material expenses related to pending and future claims and we may have indemnification obligations with respect to claims made against our officers and directors. Any of these factors could materially and adversely affect our liquidity or results of operations for any given period.

Use of Proceeds
All of the Securities offered by the Selling Stockholders pursuant to this prospectus supplement will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will pay certain expenses associated with the registration of the securities as described in the section titled “Plan of Distribution.”
We will receive up to an aggregate of approximately $1.32 billion from the exercise of the Warrants, assuming the exercise in full of all of the Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

Description of Securities
The following summary description of the Securities is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our Charter and our Bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our Charter and our Bylaws, as each may be amended from time to time.
Description of Common Stock
We operate through an “Up-C” structure. Our operating business, United Wholesale Mortgage, LLC, is owned by UWM Holdings, LLC, which we refer to as Holdings LLC. UWM Holdings Corporation, or UWMC, manages Holdings LLC and owns all of the outstanding Class A common units of Holdings LLC and all of the Series A-1 Preferred Units and Series A-2 Preferred Units. SFS Holding Corp., or SFS Corp., owns all of the outstanding Class B common units of Holdings LLC.
The following table summarizes the shares of UWMC capital stock and Holdings LLC interests that are authorized and outstanding as of September 28, 2026:

UWMC Capital Stock
Class of Stock	Authorized Shares	Shares Outstanding
Class A Common Stock	4,000,000,000	345,098,878
Class B common stock	1,700,000,000	—
Class C common stock	1,700,000,000	—
Class D common stock	1,700,000,000	1,261,862,603
Preferred Stock	100,000,000	1,650,000
Series A-1 Preferred Stock	1,500,000	1,500,000
Series A-2 Preferred Stock	150,000	150,000

Holdings LLC Interests
Class of Interest	Authorized Units	Units Outstanding	Owner
Class A Common Units	4,000,000,000	345,098,878	UWMC
Class B Common Units	1,700,000,000	1,261,862,603	SFS Corp
Class C Common Units	1,700,000,000	—	—
Series A-1 Preferred Units	1,500,000	1,500,000	UWMC
Series A-2 Preferred Units	150,000	150,000	UWMC
Our Class A Common Stock and Class B common stock are our economic common stock. These shares have voting rights and the right to receive UWMC dividends and share in any distribution of UWMC assets if UWMC is liquidated. Our Class C common stock and Class D common stock are our non-economic common stock. These shares have voting rights, but they do not have the right to receive UWMC dividends or share in any UWMC liquidation distribution. Each share of non-economic common stock is paired with one common unit in Holdings LLC. That common unit carries the related economic rights at the Holdings LLC level. Class B common units are paired with shares of Class D common stock, and Class C common units are paired with shares of Class C common stock. We refer to these paired securities as Paired Interests. Paired Interests may only be exchanged or transferred together.
SFS Corp. currently holds Class D Paired Interests, consisting of Class B common units and shares of Class D common stock. No Class C common units or shares of Class C common stock are currently outstanding.

Voting Rights
Our Class A Common Stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on matters submitted to our common stockholders, unless Delaware law or our Charter, requires a separate class vote. Class A Common Stock and Class C common stock have one vote per share. Class B common stock and Class D Common Stock have ten votes per share. Holders of our common stock do not have cumulative voting rights in director elections. In general, matters submitted to stockholders are approved by a majority of the votes entitled to be cast by stockholders present in person or represented by proxy, voting together as a single class. A separate class vote is required if a proposed action would adversely affect the powers, preferences or special rights of that class, or if applicable law otherwise requires a separate class vote. Amendments to our Charter generally require approval by a majority, and in some cases a supermajority, of the combined voting power of all shares entitled to vote.
Our Charter limits the voting power of any holder of common stock, together with certain related corporations and entities treated as disregarded entities for U.S. federal income tax purposes, to no more than 79% of the voting power of the outstanding shares voting together as a single class on any matter.
Dividend Rights
Holders of Class A Common Stock and Class B common stock may receive dividends if our Board declares them and legally available funds are available. We may not pay a dividend on Class A Common Stock unless we pay the same amount and type of dividend on Class B common stock, and vice versa, unless the holders of a majority of the outstanding shares of each affected class approve different treatment, with each class voting separately.
Holders of Class C common stock and Class D common stock are not entitled to receive dividends from UWMC.
When our Board declares a dividend on Class A Common Stock and, if any are outstanding, Class B common stock, our Board, as the manager of Holdings LLC also determines how Holdings LLC will make related distributions. Holdings LLC may distribute amounts only to UWMC, as the owner of the Class A common units, and defer the proportionate amount for the holder of Class B common units until the earlier of a later board determination or the conversion of the Class B common units into shares of Class B common stock or Class A Common Stock. Alternatively, Holdings LLC may make proportionate distributions at the same time to both UWMC and the holder of the Class B common units.
Liquidation Rights
If UWMC is liquidated, dissolved or wound up, holders of Class A Common Stock and Class B common stock will share ratably in the assets available for distribution to stockholders. Holders of Class C common stock and Class D common stock will not receive any distribution from UWMC in a liquidation. Our Charter does not provide the holders of Class A Common Stock, Class B common stock, Class C common stock and Class D common stock with preemptive rights.
Conversion/Exchange/Transfers
A holder may exchange each Paired Interest at any time. At our option, the holder will receive either cash from the proceeds of a private sale or public offering of Class A Common Stock, or shares of common stock. A Class C Paired Interest may be exchanged for one share of Class A Common Stock. A Class D Paired Interest may be exchanged for one share of Class B common stock. Each share of Class B common stock may be converted into one share of Class A Common Stock at any time at the holder’s option. Each share of Class B common stock also automatically converts into one share of Class A Common Stock if it is transferred by SFS Corp. to anyone other than a Permitted Transferee (as defined in our Charter.
Permitted Transferees generally include SFS Corp. equityholders; certain family members; estate-planning vehicles; entities controlled by, or majority owned by, those persons; certain charitable organizations; persons receiving shares under a qualified domestic relations order; and legal or personal representatives in the event of death or disability, in each case as described in our Charter.
Our Charter also provides that each share of Class B common stock will automatically convert into one share of Class A Common Stock, and each share of Class D common stock will automatically convert into one share of Class C common stock, when SFS Corp. and its Permitted Transferees together beneficially own less than 10% of our outstanding common stock.
Other Matters
Shares of Class A Common Stock are not redeemable. Holders of Class A Common Stock do not have preemptive rights, subscription rights, redemption rights or conversion rights. There are no redemption or sinking fund provisions for the Class A Common Stock. All outstanding shares of Class A Common Stock are validly issued, fully paid and non-assessable.
Description of Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Subject to the rights of our outstanding Series A Preferred Stock, our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Subject to the rights of our outstanding Series A Preferred Stock, our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
Series A Preferred Stock
Pursuant to the Certificates of Designation filed August 5, 2026 (“Original Issue Date”), we designated our Series A-1 Preferred stock and our Series A-2 Preferred Stock. We authorized 1,500,000 shares of Series A-1 Preferred Stock and 150,000 shares of Series A-2 Preferred Stock. Except as otherwise described below, the two series have substantially identical economic terms, and references to the “Series A Preferred Stock” describe terms common to both series. However, the director-election, consent and liquidity-transaction rights described below are held by the holders of the Series A-1 Preferred Stock, and the Series A-2 Preferred Stock is subordinated to the Series A-1 Preferred Stock upon a Series A-1 Event of Noncompliance (as defined in the Series A-2 Certificate of Designation), in each case as described below.
As of the date of this prospectus supplement, we had 1,500,000 shares of Series A-1 Preferred Stock outstanding and 150,000 shares of Series A-2 Preferred Stock outstanding.
Dividends
Dividends on each share of Series A Preferred Stock will accrue daily and cumulatively from the date of issuance, whether or not declared. Dividends will accrue on the stated value of each share, which initially will equal the $1,000 original issue price and thereafter will include any dividends that have been compounded and added to the stated value. If dividends are declared on a record date that is 15 days before the applicable dividend payment date and paid in cash on that dividend payment date, dividends will accrue at a rate of 10.0% per annum (the “Cash Dividend Rate”). If dividends are not declared and paid in cash in accordance with those requirements, dividends will accrue at a rate of 13.0% per annum, automatically accrete to and increase the stated value of the applicable shares and compound quarterly on each applicable dividend payment date (January 15, April 15, July 15 and October 15 of each year, with the first dividend payment date being October 15, 2026). Dividends on each series of Series A Preferred Stock shall be calculated on the basis of the actual days elapsed in a year of 360 days. Following the fifth anniversary of the Original Issue Date, and during the continuance of an Event of Noncompliance after the expiration of any applicable cure period, dividends on the Series A-1 Preferred Stock must be declared and paid in cash at the Cash Dividend Rate. At other times, we may elect to declare and pay in cash all or a portion of the accrued and unpaid dividends, subject to the record-date requirements set forth in the applicable certificate of designation.
So long as any shares of Series A-1 Preferred Stock remain outstanding, unless all fully accrued dividends on the outstanding shares of Series A-1 Preferred Stock have been paid in cash, we generally may not, without the prior written consent of the Requisite Series A-1 Investor Majority (as defined in the applicable certificate of designation), declare or pay dividends or make distributions on any parity stock or junior stock, other than (i) so long as no Event of Noncompliance has occurred, ratable dividends on the Series A-2 Preferred Stock as and when cash dividends are paid on the Series A-1 Preferred Stock and (ii) dividends on the Series A-3 Preferred Stock with the prior written consent of the Oaktree Purchasers. Dividends may be paid in cash on the Series A-2 Preferred Stock only as and when cash dividends are paid on the Series A-1 Preferred Stock; provided that so long as any share of Series A-1 Preferred Stock remains outstanding, unless all accrued dividends on all then outstanding shares of Series A-1 Preferred Stock have been paid in cash and no Event of Noncompliance has occurred, without the prior written consent of the Requisite Series A-1 Investor Majority, no dividend may be declared or paid in cash on the Series A-2 Preferred Stock.
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding up and specified bankruptcy, insolvency, receivership and similar events involving us or any of our subsidiaries (each, a “Liquidation Event”), if no Event of Noncompliance has occurred, the holders of outstanding shares of Series A Preferred Stock will be entitled to receive, before any payment or distribution is made to holders of stock ranking junior to the Series A Preferred Stock, an amount per share equal to the applicable redemption price. The Series A Preferred Stock rank pari passu in liquidation preference; however, if a Series A-1 Event of Noncompliance has occurred, the Series A-2 Preferred Stock will rank junior to the Series A-1 Preferred Stock, and no distribution will be made on the Series A-2 Preferred Stock or any other stock that ranks junior to the Series A-1 Preferred Stock until the redemption price for the Series A-1 Preferred Stock has been paid in full on all outstanding shares of Series A-1 Preferred Stock.
The redemption price will equal (i) the stated value of each share, inclusive of any compounded dividends, plus (ii) the applicable redemption premium described below.

Period in Which Such Redemption Date Occurs:	Series A Redemption Premium:
From the Original Issue Date until, but not including, the first (1st) anniversary of the Original Issue Date	10.0%
On or after the first (1st) anniversary of the Original Issue Date until, but not including, the second (2nd) anniversary of the Original Issue Date	20.0%
On or after the second (2nd) anniversary of the Original Issue Date until, but not including, the third (3rd) anniversary of the Original Issue Date	30.0%
On or after the third (3rd) anniversary of the Original Issue Date until, but not including, the fourth (4th) anniversary of the Original Issue Date	40.0%
On or after the fourth (4th) anniversary of the Original Issue Date until, but not including, the fifth (5th) anniversary of the Original Issue Date	50.0%
On or after the fifth (5th) anniversary of the Original Issue Date, the Series A Redemption Premium will be 60.0%, plus an additional 10.0% for each portion of any twelve (12) month period that the shares of Series A preferred stock are outstanding after the sixth (6th) anniversary of the Original Issue Date.
If a Liquidation Event (as defined in the applicable certificate of designation) occurs before the second anniversary of the Original Issue Date, the redemption price will be increased, if necessary, so that the redemption price, together with all cash dividends actually paid on the applicable share, equals at least 140% of the original issue price (the “Minimum MOIC”).

If the assets available for distribution upon a Liquidation Event are insufficient to pay the holders of Series A Preferred Stock the full amounts to which they are entitled, the available assets will be distributed ratably among those holders in proportion to the respective amounts they otherwise would have been entitled to receive.
Redemption Rights
We may redeem all or any portion of the outstanding shares of Series A-1 Preferred Stock at any time at the applicable redemption price, as detailed above. We may redeem the Series A-2 Preferred Stock at the applicable redemption price only before a Series A-1 Event of Noncompliance. Before the second anniversary of the Original Issue Date, we may effect an optional redemption only if, immediately after giving effect to the redemption, two additional conditions are satisfied.
First, the aggregate redemption price payable for all shares of Series A Preferred Stock redeemed since the Original Issue Date may not exceed 80% of our cumulative net income, as reported in our consolidated statements of operations, for the period beginning on the Original Issue Date and ending on the last day of the most recently ended fiscal quarter for which internal financial statements are available, less the aggregate amount of dividends paid or accrued during that period, including amounts relating to any True-Up Amounts (as defined in the applicable certificate of designation), on our Common Stock, the Class B units of Holdings LLC and the Series A Preferred Stock. Second, at least 60% of the shares of the applicable Series A Preferred Stock issued on the Original Issue Date must remain outstanding. The redemption price during this two-year period also will be increased, if necessary, so that the redemption price, together with all cash dividends previously paid on the applicable share, provides the holder with at least the Minimum MOIC. These limitations do not apply to a redemption of all outstanding shares of the applicable series of Series A Preferred Stock effected in connection with and conditioned upon the consummation of a Change of Control (as defined in the applicable certificate of designation).
Upon a Change of Control, we will be required to offer to redeem all outstanding shares of Series A Preferred Stock. Subject to the consent and other provisions described below, the Change of Control Offer Price (as defined in the applicable certificate of designation) for such shares is payable in shares of Class A Common Stock. The number of shares of Class A Common Stock deliverable for each share of Series A Preferred Stock will equal the applicable redemption price divided by the lesser of (A) the per-share consideration payable to holders of Class A Common Stock in the Change of Control and (B) the volume-weighted average price of one share of Class A Common Stock for the 20-trading-day period ending on the trading day immediately preceding the closing date of such Change of Control, as reported by Bloomberg. If the Change of Control occurs during the first two years following the Original Issue Date, the applicable redemption price will be subject to the Minimum MOIC adjustment described above.
Upon a Change of Control, each holder of Series A Preferred Stock may elect to have all or a portion of its shares redeemed by delivering an election before the applicable acceptance deadline, which may be no later than 30 business days following delivery of the notice. A holder may withdraw its election before the acceptance deadline. No later than five business days after that deadline, we must accept all properly tendered and unwithdrawn shares and deliver the applicable consideration.
For an optional redemption, we must give each record holder written notice not less than 10 days and not more than 60 days before the redemption date. The notice must identify the redemption date, the number of shares to be redeemed and the amount payable per share. For an optional redemption during the first two years, the notice also must include a certification from our chief financial officer, supporting calculations demonstrating compliance with the applicable redemption conditions and the financial information on which those calculations are based.
Unless otherwise agreed to by the Requisite Series A-1 Investor Majority, each redemption of shares of Series A-1 Preferred Stock (including a redemption offer in connection with a Change of Control), whether in whole or in part, must be made on a pro rata basis among all holders of Series A-1 Preferred Stock in proportion to the number of shares held by each holder of Series A-1 Preferred Stock. In addition, for so long as any Series A-1 Preferred Stock remains outstanding, we may not redeem any Series A-2 Preferred Stock unless we contemporaneously redeem a percentage of the then-outstanding shares of Series A-1 Preferred Stock that is no less than the percentage of the then-outstanding shares of Series A-2 Preferred Stock being redeemed, in each case measured immediately prior to giving effect to such redemption. If the applicable notice has been given and the funds or Class A Common

Stock necessary for the redemption have been properly set aside in trust or escrow for the holders, the redeemed shares will cease to be outstanding on the redemption date, dividends will cease to accrue and the holders’ remaining right will be to receive the applicable redemption consideration.
Beginning upon the earlier of the seventh anniversary of the Original Issue Date and the occurrence of a Special Event of Noncompliance (as defined in the Series A-1 Certificate of Designation), if shares of Series A-1 Preferred Stock remain outstanding and are held by Series A-1 Investors (as defined in the Series A-1 Certificate of Designation), the Requisite Series A-1 Investor Majority may require us to pursue a transaction intended to generate sufficient net proceeds to redeem in full the Series A-1 Preferred Stock held by the Series A-1 Investors at the applicable redemption price. Such a transaction may include, without limitation, an issuance of debt or equity securities, an asset sale, a leveraged recapitalization, another financing transaction or another transaction or series of transactions. The initiating holders will have the right, in their sole discretion, to direct and control the process relating to such transaction, including the selection of an acceptable nationally recognized investment bank and the procedures used to conduct the process. We and our subsidiaries will be required, subject to the fiduciary duties of our Board, to cooperate with the investment bank and the initiating holders and to take the actions specified in the Series A-1 Certificate of Designation to facilitate the transaction. Unless the initiating holders otherwise consent, we may not consummate a transaction unless the net proceeds are sufficient to pay in full the applicable redemption price for all outstanding shares of Series A-1 Preferred Stock.
Voting Rights
The Series A Preferred Stock generally is non-voting, except as required by applicable law and with respect to the consent rights set forth in the Certificates of Designation. Pursuant to the Series A-1 Certificate of Designation, the Oaktree Purchasers have certain director-election and consent rights. The holders of the Series A-2 Preferred Stock have no board-designation or corporate-action consent rights as their only voting right is the right to consent to amendments of the Series A-2 Certificate of Designation that are adverse to them, as described below. The Oaktree Purchasers also have certain governance rights that are set forth in the Investor Rights Agreement. See the discussion below under “Investor Rights Agreement” for more information on such rights.
For so long as the Oaktree Purchasers beneficially own at least 25% of the number of shares of Series A-1 Preferred Stock issued to them on the Original Issue Date (the “Minimum Threshold”), the Oaktree Purchasers will have the exclusive right to nominate and elect two Series A-1 Investor Board Members.
Upon the earlier of the seventh anniversary of the Original Issue Date and the occurrence of a Special Event of Noncompliance, if any shares of Series A-1 Preferred Stock remain outstanding and are held by the Series A-1 Investors, the number of Series A-1 Investor Board Members will automatically be increased such that the total number of authorized Series A-1 Investor Board Members represents at least the number of directors required to constitute a majority of the total authorized number of directors of our Board. These directors are nominated, elected and removed exclusively by the majority vote of the Series A-1 Investors, voting together as a separate class. The holders of the Series A-2 Preferred Stock do not have independent board designation rights.
If these additional directorships were created as a result of a Special Event of Noncompliance, the additional directorships will be eliminated, and the directors serving in those directorships will automatically cease to serve, when the Special Event of Noncompliance is cured to the reasonable satisfaction of the Requisite Series A-1 Investor Majority.
In addition, so long as any shares of Series A-1 Preferred Stock remain outstanding, we generally may not, and may not permit our subsidiaries to, take specified actions without the applicable Requisite Series A-1 Consent. These actions include, subject to the exceptions and qualifications in the Series A-1 Certificate of Designation:
•amending the certificate of designation or specified organizational and transaction documents in a manner adverse to a Series A Preferred Stockholder in its capacity as a holder;
•creating or issuing stock or equity interests that rank senior to or on parity with the Series A Preferred Stock or the related preferred units;

•transferring all or substantially all of our assets or the assets of Holdings LLC;
•incurring indebtedness other than specified permitted indebtedness or indebtedness that would not cause the Corporate Net Leverage Ratio (as defined in the Series A-1 Certificate of Designation) to exceed 3.0 to 1.0 on a pro forma basis;
•making restricted payments, including dividends, distributions, repurchases and redemptions, other than specified permitted payments;
•entering into certain affiliate transactions;
•making certain investments or asset dispositions involving aggregate consideration above specified thresholds;
•materially altering our principal line of business;
•entering into an agreement that would result in a Change of Control unless specified conditions are satisfied;
•adopting a rights plan in a manner adverse to the holders of Series A-1 Preferred Stock;
•taking actions intended or reasonably expected to avoid, impair or circumvent specified rights of the holders of Series A-1 Preferred Stock;
•initiating an insolvency event;
•making or refraining from making certain tax elections or decisions that would reasonably be expected to have a disproportionate and material adverse effect on an Oaktree Investor or another holder; or
•agreeing or committing to take any of the foregoing actions.
The consent for these actions generally is the affirmative vote of the holders of a majority of the then-outstanding shares of Series A-1 Preferred Stock held by the Series A-1 Investors. However, any modification, waiver, amendment or other change that reduces the liquidation preference, the stated value, the redemption premium or the redemption price, or that changes the timing or method of payment of any of those amounts (and any change to specified related provisions, including the dividend, liquidation and redemption sections, specified events of noncompliance and the definitions of the applicable consent standards), requires the affirmative vote of 100% of the then-outstanding shares of Series A-1 Preferred Stock. The Series A-2 Certificate of Designation contains a similar 100% consent requirement for specified changes affecting the Series A-2 Preferred Stock and, for so long as any Series A-1 Preferred Stock is outstanding, also requires the consent of the holders of a majority of the Series A-1 Preferred Stock held by the Series A-1 Investors.
The Certificates of Designation provide that any action or transaction taken without the required consent of the holders of the Series A Preferred Stock will be null and void and of no force or effect. We and the holders of Series A Preferred Stock have the exclusive consent and voting rights specified in the Certificates of Designation and, except as otherwise required by law, no separate vote of the Common Stock or another class or series of capital stock will be required to amend, modify or waive a provision of the Certificates of Designation.
Transfer Restrictions
The Series A Preferred Stock may not be transferred except in accordance with the Investor Rights Agreement, which prohibits transfers that would violate the Securities Act or other applicable law or transfers to a Company Competitor (as defined in the applicable Investor Rights Agreement), except, in the case of transfers to a Company Competitor, (a) as approved by the Board, (b) in a transfer that is effected pursuant to a public offering or a block trade pursuant to a registration statement or transactions pursuant to Rule 144 under the Securities Act (including transfers to any investment bank or its affiliate in its capacity as an underwriter, placement agent, broker, dealer or similar capacity in connection therewith) or (c) in the case of any investor that is an investment fund, vehicle or holding company, pursuant to a distribution to its underlying investors.

Description of Warrants
Class A Warrants and Class B Warrants
On August 5, 2026, we entered into a Class A Warrant Agreement and a Class B Warrant Agreement (each, a “Warrant Agreement” and together, the “Warrant Agreements”), in each case with Equiniti Trust Company, LLC, as warrant agent (the “Warrant Agent”). On that date we issued 165,000,000 Class A Warrants and 165,000,000 Class B Warrants. As of the date of this prospectus supplement, we have 165,000,000 Class A Warrants outstanding and 165,000,000 Class B Warrants outstanding.
Exercise of Warrants
Each Warrant entitles its holder, upon exercise and payment of the applicable exercise price, to purchase one share of our Class A Common Stock, subject to adjustment as described below. We are required at all times to reserve and keep available a sufficient number of authorized but unissued shares of Class A Common Stock to permit the exercise in full of all outstanding Warrants.
The initial exercise price is $6.00 per share of Class A Common Stock for each Class A Warrant and $2.00 per share of Class A Common Stock for each Class B Warrant, in each case subject to adjustment as described below.
Each Warrant may be exercised, in whole or in any whole-number portion, on any business day, beginning (i) in the case of Warrants held by the Ishbia Parties and parties associated with Justin Ishbia and Jeffrey Ishbia (each a, “Permitted Holder” and collectively, the “Permitted Holders”), on the Stockholder Approval Date (as defined below), and (ii) in the case of Warrants held by any other holder, on the date of issuance of such Warrant. The right to exercise continues until 5:00 p.m., New York City time, on August 5, 2036, the tenth anniversary of the issue date (or, if that day is not a business day, 5:00 p.m., New York City time, on the next business day) (the “Expiration Time”). Any Warrant not exercised before the Expiration Time will expire automatically without any further action by us, the Warrant Agent or the holder.
To exercise a Warrant, a holder must deliver a properly completed and executed exercise notice, surrender or deliver the applicable Warrants (by physical surrender of the warrant certificate or, for Warrants held in book-entry form, by book-entry transfer through the facilities of the depositary in accordance with its applicable procedures), and pay the aggregate exercise price to UWMC, together with any taxes or charges for which the holder is responsible, in cash by wire transfer of immediately available funds. The Warrants do not provide for cashless or net-share settlement. An exercise generally is irrevocable once the applicable exercise requirements have been satisfied, except that an exercise conditioned upon a required governmental filing or approval may be revoked if the filing is not made or the approval is not obtained.
If a holder submits an exercise notice prior to the stated Expiration Time but is required to make a governmental filing or obtain a governmental approval before it may receive the underlying shares, we are required to reasonably cooperate with the holder in making such filing or obtaining such approval, and the Expiration Time will be extended with respect to that exercise for up to 120 days following the stated Expiration Time to allow the holder to obtain such approval. We will not issue fractional shares of Class A Common Stock upon exercise, and each holder waives any right to receive a fraction of a share.
In accordance with the terms of the Warrant Agreements and pursuant to Section 312.03(b) of the NYSE Listed Company Manual, the Warrants held by SFS Group cannot be exercised until the issuance of the Class A Common Stock is approved by a majority of the voting power of the UWMC’s stockholders. On September 1, 2026, we received a unanimous written consent, executed by SFS, as the holder of 79% of the voting power of UWMC approving such issuance (the “Stockholder Approval”). The Stockholder Approval is expected to be effective on October 24, 2026 (the “Stockholder Approval Date”).
Exercise Price and Share Number Adjustments
The exercise price and the number of shares of Class A Common Stock issuable upon exercise of each Warrant are subject to customary anti-dilution adjustments, including that upon the payment of any cash dividend or distribution on our Class A Common Stock, the exercise price will be reduced, effective as of the ex-dividend date, by an amount equal to the per-share cash amount of such cash dividend, provided that no such adjustment will reduce the exercise price below $0.0001 per Warrant share.
In addition, if we declare a dividend or make a distribution on our Class A Common Stock in shares of Class A Common Stock, split, subdivide, recapitalize, restructure, or reclassify our outstanding Class A Common Stock into a greater number of shares or effect a similar transaction, or combine, recapitalize, restructure, or reclassify our outstanding Class A Common Stock into a smaller number of shares or effect a similar transaction, the number of shares issuable upon exercise of each warrant will be adjusted proportionately. The exercise price will be adjusted inversely so that the aggregate exercise price payable upon exercise of the Warrant is preserved.
If we distribute to all holders of Class A Common Stock shares of another class of capital stock, indebtedness, other securities, assets, rights or warrants, other than distributions otherwise addressed by the stock dividend and stock split provisions, the exercise price generally will be reduced based on the fair market value of the distributed property. The number of shares issuable upon exercise of each warrant correspondingly will be increased to preserve the Warrant’s aggregate exercise value.
No adjustment to the exercise price or the number of shares issuable upon exercise is required unless it would result in a change of at least $0.01 in the exercise price or one share, as applicable, with any smaller amount carried forward and applied in later adjustments. We may also increase the number of shares issuable upon exercise, or decrease the exercise price, beyond the adjustments otherwise required in order to avoid or reduce U.S. federal income tax to holders in connection with certain stock dividends or distributions of stock rights.
In the case of any voluntary or involuntary dissolution, total liquidation or winding up of UWMC (other than in connection with a Change of Control), each holder will be entitled to receive, upon surrender of its Warrants, the cash, securities or other property that the holder would have received had its Warrants been exercised immediately before the event, less an amount equal to the aggregate exercise price then in effect, after which the Warrants will terminate. If the property distributable in respect of a share of Class A Common Stock in such an event has a fair market value less than the exercise price then in effect, no property will be delivered in respect of the Warrants and the Warrants will terminate.
Change of Control
Upon the consummation of a Change of Control Transaction (as defined in the applicable Warrant Agreement), each Warrant will thereafter be exercisable for the securities of the acquiring or successor corporation and any additional consideration that the holder would have received in the transaction had it exercised its Warrants immediately before the transaction (without regard to the beneficial ownership limitation described below), with the exercise price appropriately adjusted to apply to that consideration. If holders of Class A Common Stock are given a choice of an alternate consideration, the holders of Warrants will be given the same choice. At the holder’s option, we will deliver, or cause the successor or acquiring company to deliver, a substitute warrant of the successor company that is substantially similar to the Warrants and preserves their economic value. We may not enter into a transaction that results in a Change of Control unless the successor company assumes our obligations under the applicable Warrant Agreement and provides for these exercise rights.
Beneficial Ownership Limitation
Pursuant to each Warrant Agreement, no holder (other than SFS Group) has the right to exercise any portion of a Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates and other attribution parties, would beneficially own in excess of 4.99% of the outstanding shares of Class A Common Stock, the number of shares of Class A Common Stock beneficially owned by the holder and its attribution parties includes the shares issuable upon the exercise being made, but excludes shares of Class A Common Stock issuable upon exercise of the remaining, unexercised portion of the Warrant as well as shares of Class A Common Stock issuable upon the exercise or conversion of any of our other securities subject to an analogous limitation on exercise or conversion. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. A Warrant holder may, upon written notice to us, elect to increase or decrease the Beneficial Ownership Limitation, provided that any increase shall not become effective until the 61st day following delivery of such notice to us. Notwithstanding the foregoing, the Beneficial Ownership Limitation does not apply to exercises of Warrants held by any Permitted Holder.
Transfer Restrictions
The Warrants may not be transferred except in accordance with the applicable Warrant Agreement, including transfers that would violate the Securities Act or other applicable law, transfers to a Company Competitor (as defined in the applicable Warrant Agreement) (other than in a transfer that is (a) approved by the Board, (b) effected pursuant to a public offering or a block trade pursuant to a registration statement filed with the Commission or transactions pursuant to Rule 144 under the Securities Act (including transfers to any investment bank or its affiliate in its capacity as an underwriter, placement agent, broker, dealer or similar capacity in connection therewith) or (c) in the case of any Series A-1 Investor, pursuant to a distribution of its voting stock to its underlying investors pursuant to the terms of the agreement governing such investment fund, vehicle or holding company) and, in the case of Warrants held by a Permitted Holder, transfers occurring before the Stockholder Approval Date. A holder proposing to transfer Warrants that are not held through the depositary must deliver a transfer notice and related documentation to us and the Warrant Agent. Any purported transfer in violation of the applicable Warrant Agreement is void.
No Rights as a Stockholder
Until a Warrant is exercised, the holder of that Warrant has no rights as a stockholder of UWMC, including any right to vote, receive dividends or participate in any distributions. Each Warrant Agreement provides that the relationship of a holder to UWMC in its capacity as a holder is strictly contractual, and that no fiduciary or similar duties are owed to holders in their capacity as such.
Governing Law
The Warrant Agreements and the Warrants are governed by and construed in accordance with the laws of the State of New York.
Investor Rights Agreement
In connection with the Financing, UWMC, Holdings LLC, the Oaktree Purchasers and the Ishbia Parties entered into an investor rights agreement, dated August 5, 2026 (the “Investor Rights Agreement”), pursuant to which, among other things, the Oaktree Purchasers are provided certain governance rights.
Board Designation Rights
As mentioned above, as long as the Oaktree Purchasers own at least the Minimum Threshold, the Oaktree Purchasers have the exclusive right to nominate and elect two Series A-1 Investor Board Member. Pursuant to the Investor Rights Agreement, one Series A-1 Investor Board Member that is appointed by the Oaktree Purchasers will be on the Compensation Committee and the other will be on the Audit Committee. The Oaktree Purchasers have agreed that one of the Series A-1 Investor Board Members shall be independent in accordance with the rules of the NYSE in order for them to serve on our Audit Committee.
Additionally, as long as the Oaktree Purchasers own at least the Minimum Threshold, the Oaktree Purchasers may appoint one non-voting observer of the Board. At any time when there are less than two Series A-1 Investor Board Members in office, the Oaktree Purchasers may designate one additional non-voting observer of the Board, until the election of the second Series A-1 Investor Board Member. Pursuant to the Investor Rights Agreement, for so long as the Oaktree Purchasers have the right to nominate and elect or designate, as applicable, any Series A-1 Investor Board Member or Board observer, or any such person is serving on the Board, we have agreed to maintain directors and officers indemnity insurance reasonably satisfactory to the Oaktree Purchasers and to provide indemnification for the Series A-1 Investor Board Members and Board observer, as applicable.

Consent Rights
The Investor Rights Agreement provides the Oaktree Purchasers with certain consent rights over specified corporate actions, information and inspection rights, participation (preemptive) rights with respect to certain future issuances of the Company’s securities, and restrictions on the Company’s ability to maintain trading policies applicable to the Oaktree Purchaser, in each case as set forth therein. The Investor Rights Agreement also imposes certain restrictions on the Purchasers’ ability to transfer any shares of Series A Preferred Stock held by them.
Registration Rights
The Investor Rights Agreement also includes our agreement to file a registration statement within 45 days following the date thereof registering the resale of shares of the Series A-1 Preferred Stock, Warrants and the shares of Class A Common Stock issuable upon exercise of such Warrants. Purchasers also have certain demand and piggyback registration rights with respect to the shares of Series A Preferred Stock and Warrants acquired pursuant to the Securities Purchase Agreement, the Warrant Agreements or the Backstop Agreement (as defined below) and any shares of Class A Common Stock held at any time by any Oaktree Purchaser or any of its affiliates to the extent such person may be considered an affiliate of the Company.
Certain Anti-Takeover Provisions of the DGCL, our Charter and our Bylaws
Some provisions of the DGCL, our Charter and our Bylaws contain provisions that could make the following transactions more difficult: (i) an acquisition of us by means of a tender offer; (ii) an acquisition of us by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our business to first negotiate with our Board. We believe that the benefits of the increased protection of our business’ potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our business outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the person became an interested stockholder unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. UWMC expects the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. UWMC also anticipates that Section 203 of the DGCL may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by UWMC’s stockholders.
Our Charter and Bylaws
In addition, our Charter and our Bylaws provide for certain other provisions that may have an anti-takeover effect:
•Capital Structure. Our Charter provides a capital structure where holders of Class B common stock and holders of Class D common stock have ten votes per share (as compared with holders of Class A Common Stock and holders of Class C common stock, who each have one vote per share); provided, however, that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter. As a result of this capital structure, holders of our Class D common stock (SFS Corp. and the SFS equityholders) have a greater ability to control the outcome of matters requiring stockholder approval even when the holders of Class B common stock and Class D common stock own significantly less than a majority of the shares of the outstanding Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our business or our assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over such matters.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.
•Classified Board. Our Charter and Bylaws provide that our Board (other than those directors, if any, elected by the holders of any outstanding series of preferred stock) is divided into three classes of directors. The existence of a classified Board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our business as the classification of our Board makes it more time-consuming for stockholders to replace a majority of the directors.
•Directors Removed Only for Cause. Our Charter provides that, from and after the first date following the date on which the voting power of all of the then outstanding shares of Class B common stock and Class D common stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of UWMC generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), any director elected by the stockholders generally entitled to vote may only be removed for cause.
•Board of Director Vacancies. Our Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on our Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on our Board.
•Action by Written Consent. Our Charter provides that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.

•Special Meeting of Stockholders. Our Charter provides that special meetings of stockholders may only be called by (i) the chairperson of our Board, (ii) our Chief Executive Officer or (iii) our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
•Supermajority Requirements for Certain Amendments of our Charter and Amendments of our Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our Charter and Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of our then outstanding shares generally entitled to vote will be required to make, alter, amend or repeal or adopt our Bylaws and certain provisions of our Charter, including those related to our management and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to our Charter and amendments to our Bylaws could enable a minority of our stockholders to exercise veto power over such amendments.
•Issuance of Common Stock and Undesignated Preferred Stock. Our Board has the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of Common Stock and (ii) up to 98,350,000 shares of undesignated preferred stock, in the case of a series of preferred stock, with the designations, powers (including voting powers), preferences and rights fixed from time to time by our Board. The existence of authorized but unissued shares of Common Stock and preferred stock will enable our Board to render more difficult or to discourage an attempt to obtain control of our business by means of a merger, tender offer, proxy contest, or other means.
•Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.
•Exclusive Forum. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of UWMC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United States District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of our Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of our Charter will be enforced by a court in those other jurisdictions.
Limitation on Liability and Indemnification of Directors and Officers
Our Charter limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that UWMC will, in certain situations, indemnify its directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
We maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the our Charter, our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers
Stock Exchange Listing
Our Class A Common Stock is listed on the NYSE under the symbol “UWMC”. Neither the Series A Preferred Stock nor the Warrants are listed on an exchange.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock and Series A Preferred Stock is Equiniti Trust Company, LLC. The warrant agent for our Warrants is Equiniti Trust Company, LLC.

Selling Stockholders
This prospectus supplement relates to the resale, from time to time, by the Selling Stockholders of up to (i) 1,500,000 shares of Series A-1 Preferred Stock, (ii) 165,000,000 Class A Warrants, (iii) 165,000,000 Class B Warrants and (iv) 330,000,000 shares of Class A Common Stock issuable upon exercise of the Warrants. The Securities were issued pursuant to the Securities Purchase Agreement and are being registered to fulfill our contractual obligations under the Investor Rights Agreement. See “Summary – Financing.”
The following table sets forth information regarding the beneficial ownership (as determined under the Exchange Act) of the Selling Stockholders of shares of our Series A-1 Preferred Stock, our Warrants, and shares of our Class A Common Stock, as of September 28, 2026, before and after giving effect to this offering by the Selling Stockholders, based in part on information provided to us by the Selling Stockholders. As of September 28, 2026, there were (i) 1,500,000 shares of our Series A-1 Preferred Stock outstanding, (ii) 165,000,000 Class A Warrants outstanding, (iii) 165,000,000 Class B Warrants outstanding and (iv) 345,098,878 shares of Class A Common Stock outstanding.
The Selling Stockholders may have sold, transferred or otherwise disposed of some or all of the Securities listed below in exempt or registered transactions since the date on which the information below was provided to us and may in the future sell, transfer or otherwise dispose of some or all of the Securities in private placement transactions exempt from, or not subject to the registration requirements of, the Securities Act. We have assumed for purposes of the table below that the Selling Stockholders will sell all of the Securities being offered hereby pursuant to this prospectus supplement.

	Prior to the Offering				Securities Being Registered for Resale				After the Offering
Name:	# of Shares of Series A-1 Preferred Stock	# of Class A Warrants	# of Class B Warrants	# of Shares of Class A Common Stock(1)	# of Shares of Series A-1 Preferred Stock	# of Class A Warrants	# of Class B Warrants	# of Shares of Class A Common Stock(1)	# of Shares of Series A-1 Preferred Stock	# of Class A Warrants	# of Class B Warrants	# of Shares of Class A Common Stock(1)
SFS Group Capital, LLC(2)	—	15,000,000	15,000,000	30,000,000	—	15,000,000	15,000,000	30,000,000	—	—	—	—
Oaktree Special Situations Fund III Holdings (Delaware), L.P.(3)	107,249	10,724,875	10,724,875	21,449,750	107,249	10,724,875	10,724,875	21,449,750	—	—	—	—
Oaktree Huntington Investment Fund II, L.P. (Class I)(3)	15,251	1,525,125	1,525,125	3,050,250	15,251	1,525,125	1,525,125	3,050,250	—	—	—	—
Oaktree Value Opportunities Fund Holdings, L.P.(3)	85,000	8,500,000	8,500,000	17,000,000	85,000	8,500,000	8,500,000	17,000,000	—	—	—	—
Oaktree Phoenix Investment Fund, L.P.(3)	18,000	1,800,000	1,800,000	3,600,000	18,000	1,800,000	1,800,000	3,600,000	—	—	—	—
Oaktree London Liquid Value Opportunities Fund (VOF), L.P. (3)	60,000	6,000,000	6,000,000	12,000,000	60,000	6,000,000	6,000,000	12,000,000	—	—	—	—
Oaktree-Copley Investments, LLC(3)	60,000	6,000,000	6,000,000	12,000,000	60,000	6,000,000	6,000,000	12,000,000	—	—	—	—
UWMHC Grand Avenue Partners, L.P. (3)	60,000	6,000,000	6,000,000	12,000,000	60,000	6,000,000	6,000,000	12,000,000	—	—	—	—
Oaktree-TCDRS Strategic Credit, LLC(3)	4,978	498,000	498,000	996,000	4,978	498,000	498,000	996,000	—	—	—	—

	Prior to the Offering				Securities Being Registered for Resale				After the Offering
Name:	# of Shares of Series A-1 Preferred Stock	# of Class A Warrants	# of Class B Warrants	# of Shares of Class A Common Stock(1)	# of Shares of Series A-1 Preferred Stock	# of Class A Warrants	# of Class B Warrants	# of Shares of Class A Common Stock(1)	# of Shares of Series A-1 Preferred Stock	# of Class A Warrants	# of Class B Warrants	# of Shares of Class A Common Stock(1)
Oaktree-Forrest Multi-Strategy, LLC(3)	2,498	250,000	250,000	500,000	2,498	250,000	250,000	500,000	—	—	—	—
Oaktree-TBMR Strategic Credit Fund C, LLC(3)	1,279	128,000	128,000	256,000	1,279	128,000	128,000	256,000	—	—	—	—
Oaktree-TBMR Strategic Credit Fund F, LLC(3)	2,068	207,000	207,000	414,000	2,068	207,000	207,000	414,000	—	—	—	—
Oaktree-TBMR Strategic Credit Fund G, LLC(3)	3,334	333,000	333,000	666,000	3,334	333,000	333,000	666,000	—	—	—	—
Oaktree-TSE 16 Strategic Credit, LLC(3)	4,538	454,000	454,000	908,000	4,538	454,000	454,000	908,000	—	—	—	—
INPRS Strategic Credit Holdings, LLC(3)	3,478	348,000	348,000	696,000	3,478	348,000	348,000	696,000	—	—	—	—
Oaktree Specialty Lending Corporation(3)	21,355	2,135,000	2,135,000	4,270,000	21,355	2,135,000	2,135,000	4,270,000	—	—	—	—
Oaktree Strategic Credit Fund(3)	56,475	5,648,000	5,648,000	11,296,000	56,475	5,648,000	5,648,000	11,296,000	—	—	—	—
Oaktree ODL - ODA Equity Holdings, L.P.(3)	17,856	1,785,000	1,785,000	3,570,000	17,856	1,785,000	1,785,000	3,570,000	—	—	—	—
Oaktree Blue Credit 1 Investment Fund, L.P.(3)	4,641	464,000	464,000	928,000	4,641	464,000	464,000	928,000	—	—	—	—
Oaktree Real Estate Debt Fund IV Holdings (Delaware), L.P.(3)	37,000	3,700,000	3,700,000	7,400,000	37,000	3,700,000	3,700,000	7,400,000	—	—	—	—
Opps UWM Holdings, LLC(3)	835,000	83,500,000	83,500,000	167,000,000	835,000	83,500,000	83,500,000	167,000,000	—	—	—	—
Argonaut Insurance Company(4)	45,000	4,500,000	4,500,000	9,000,000	45,000	4,500,000	4,500,000	9,000,000	—	—	—	—
Colony Insurance Company(4)	35,000	3,500,000	3,500,000	7,000,000	35,000	3,500,000	3,500,000	7,000,000	—	—	—	—
Rockwood Casualty Insurance Company(4)	10,000	1,000,000	1,000,000	2,000,000	10,000	1,000,000	1,000,000	2,000,000	—	—	—	—
Argo Re Ltd(4)	10,000	1,000,000	1,000,000	2,000,000	10,000	1,000,000	1,000,000	2,000,000	—	—	—	—
__________________
*We have determined beneficial ownership in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Accordingly, in determining the percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days of September 28, 2026 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for any other person.
(1)Consists of shares of Class A Common Stock issuable upon exercise of the Warrants.
(2)Mat Ishbia, our Chairman and CEO, is the sole manager and indirectly controls the entity that holds 75% of the equity interests of SFS Group. Justin Ishbia, one our directors, controls the entity that holds 25% of the equity interests in SFS Group. Mat Ishbia may be deemed to beneficially own the Securities and exercises voting and dispositive power of the Securities held by SFS Group.
(3)The direct holder is indirectly managed by Oaktree Capital Management, L.P. (“OCM”). Oaktree Capital Holdings, LLC (“OCH”) is the sole managing member of the general partner of OCM. As a result, each of OCM and OCH may be deemed to beneficially own the reported securities. The address of each of the foregoing is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(4)The direct holder is indirectly controlled by Brookfield Wealth Solutions Ltd. (“BWS”). As a result, BWS may be deemed to beneficially own the reporting securities. The address of Brookfield Wealth Solutions Ltd. is 91 Front Street, 1st Floor, Hamilton, Pembroke, HM 12, Bermuda.
Material Relationships
Our Chairman and CEO, Mat Ishbia is the sole manager and indirectly controls the entity that holds 75% of the equity interests of SFS Group. Justin Ishbia, one our directors, controls the entity that holds 25% of the equity interests in SFS Group.
In connection with the Financing, the Oaktree Purchasers were granted certain board designation rights. The Oaktree Purchasers nominated, and our Board appointed, Nicholas Basso as a director and Dante Quazzo as a Board observer. Nicholas Basso is a Managing Director and the Co-head of North America at Oaktree and Dante Quazzo is a Senior Vice President at Oaktree.

Plan of Distribution
The Selling Stockholders may sell, transfer or otherwise dispose of any or all of their Securities or interests in such Securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Securities may be distributed from time to time in one or more transactions:
•on the NYSE or any other national securities exchange of U.S. inter-dealer system of a registered national securities association;
•in the over-the-counter markets;
•to or through one or more underwriters on a firm commitment or best-efforts basis;
•ordinary brokerage transactions in which the broker-dealer solicits purchasers;
•directly to one or more purchasers, including to a limited number of institutional purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•to or through brokers or dealers that may act solely as agents;
•to or through agents;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus supplement is a part, whether through an options exchange or otherwise;
•by pledge to secure debt and other obligations;
•through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus supplement and any applicable prospectus supplement hereto that provides for periodic sales of their securities on the basis of parameters described in such trading plans;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of disposition; and
•any other method permitted pursuant to applicable law.
In effecting sales, brokers or dealers engaged by us and/or the Selling Stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:
•purchases of securities by a broker dealer as principal and resales of the securities by the broker dealer for its account pursuant to this prospectus;
•ordinary brokerage transactions; or
•transactions in which the broker-dealer solicits purchasers on a best efforts basis.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement.
The Securities may also be exchanged for satisfaction of any Selling Stockholders’ obligations or other liabilities to its creditors. Such transactions may or may not involve brokers or dealers.
In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of Securities to its members, partners or stockholders or purchase or redeem interests held in such entity by its members, partners or stockholders in exchange for Securities, in each case pursuant to the registration statement of which this prospectus supplement is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders (unless our affiliate) would thereby receive freely tradeable Securities pursuant to the distribution. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a supplement to this prospectus supplement in order to permit the distributees to use this prospectus supplement to resell the Securities acquired in the distribution.
Upon our being notified in writing by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the method of distribution, the terms and conditions of the offering of such Securities, including the offering price of the Securities and the proceeds to the Selling Stockholders, if applicable, and any other required information.
The Selling Stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement.
Offers to purchase the Securities being offered by this prospectus supplement may be solicited directly. Agents may also be designated to solicit offers to purchase the Securities from time to time.
If a dealer is utilized in the sale of the Securities being offered by this prospectus supplement, the Securities will be sold to the dealer, as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale.
The Selling Stockholders, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. The Selling Stockholders may enter into agreements to indemnify dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.
Any shares of Class A Common Stock being offered by this prospectus supplement will be listed on the NYSE. To facilitate the offering of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involve the sale by persons participating in the offering of more Securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The Selling Stockholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, the Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use Securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use Securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock. In addition, the Selling Stockholders may otherwise loan or pledge Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our Securities or in connection with a concurrent offering of other securities.
The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.
The dealers and agents may engage in transactions with the Selling Stockholders, or perform services for the Selling Stockholders, in the ordinary course of business for which they receive compensation.
We have advised the Selling Stockholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the Class A Common Stock.
We are required to pay all fees and expenses in connection with the registration of the Securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise, relating to the registration of the Securities offered by this prospectus supplement.

LEGAL MATTERS
The validity of the Securities being offered pursuant to this prospectus supplement and certain legal matters will be passed upon by Greenberg Traurig, P.A., Fort Lauderdale, Florida.
EXPERTS
The financial statements of UWM Holdings Corporation incorporated by reference in the prospectus, and the effectiveness of UWM Holdings Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC’s website at www.sec.gov. The information contained on the Commission’s website is expressly not incorporated by reference into this prospectus supplement.
We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the Commission will automatically update and supersede this information. This prospectus supplement is part of a registration statement filed with the Commission.
We incorporate into this prospectus supplement the following documents that we have previously filed with the Commission (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

Commission Filing (File No. 001-16853)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2025
Quarterly Report on Form 10-Q	Quarters Ended March 31, 2026 and June 30, 2026
Current Reports on Form 8-K	March 16, 2026, June 3, 2026 and August 6, 2026
Description of our securities contained in Exhibit 4.6 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and any amendment or report filed for the purpose of updating such description	May 10, 2022
We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 of Form 8-K related thereto.
We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus supplement but not delivered herewith. We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:
UWM Holdings Corporation
585 South Boulevard E
Pontiac, MI 48341
Phone: (800) 981-8898
Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
Our Commission filings, along with information relating to us and our business is also available on our website at www.uwm.com. The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying prospectus.
You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
The information in this prospectus supplement and the accompanying prospectus may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, before making an investment decision.

Prospectus
UWM HOLDINGS CORPORATION
CLASS A COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
SUBSCRIPTION RIGHTS
We may offer from time to time, in one or more offerings, shares of Class A common stock, shares of preferred stock, depositary shares, warrants and subscription rights, together or separately, in one or more classes or series, in amounts, at prices and on terms to be determined at the time of offering. In addition, the selling stockholders as may be named in one or more prospectus supplement may offer and sell shares of Class A common stock, shares of preferred stock and warrants, from time to time in one or more offerings. We will not receive any proceeds from the sale of securities offered by the selling shareholders.
We will provide the specific terms of any securities we actually offer for sale in one or more supplements to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus.
You should read this prospectus and any applicable prospectus supplement carefully before you purchase any of our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.
Our Class A common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol “UWMC”.
Investing in our securities involves certain risks. See “Risk Factors” on page 2 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2026.

Table of Contents
PROSPECTUS
i

About this Prospectus
This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We or our selling stockholders may use the shelf registration statement to offer and sell an indeterminate amount of Class A common stock, preferred stock, depositary shares, warrants and/or subscription rights. More specific terms of any securities that we or our selling stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information and Incorporation by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Before making an investment decision, you should read, in addition to this prospectus and the registration statement, of which this prospectus is a part, any documents that we incorporate by reference in this prospectus and any applicable prospectus supplement, as referred to under “Where You Can Find More Information and Incorporation by Reference,” and you may obtain copies of those documents as described below.
Unless otherwise indicated or the context otherwise requires, when used in this prospectus and any prospectus supplement, the terms “UWMC” refers to UWM Holdings Corporation, “we,” “our,” and “us” refers to UWM Holdings Corporation and its subsidiaries on a consolidated basis, and "Holdings LLC" means UWM Holdings, LLC, a direct subsidiary of UWMC.
ii

The Company
We are the largest overall residential mortgage lender in the U.S., by closed loan volume, despite originating mortgage loans exclusively through the wholesale channel. For the last eleven years, including the year ended December 31, 2025, we have also been the largest wholesale mortgage lender in the U.S. by closed loan volume. With a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the independent mortgage broker community. We originate primarily conforming and government loans across all 50 states and the District of Columbia.
Integral components of our strategy are (i) continuing our leadership position in the growing wholesale channel by investing in technology, including AI, and partnership tools designed to meet the needs of independent mortgage brokers and their customers, (ii) capitalizing on our strategic advantages which include a singular focus on the wholesale channel, that allows us to quickly adapt to market conditions and opportunities, and ample capital and liquidity, (iii) employing our six pillars to drive a unique culture that we believe results in a durable competitive advantage, (iv) originating high quality loans, the vast majority of which are backed directly or indirectly by the federal government, and (v) minimizing market risks and maximizing opportunities in different macroeconomic environments.
We focus primarily on originating conventional, agency-eligible loans that can be sold to Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”) or transferred to Government National Mortgage Association (“Ginnie Mae”) pools for sale in the secondary market. Our conventional agency-conforming loans meet the general underwriting guidelines established by Fannie Mae and Freddie Mac. Loans that are written under the Federal Housing Administration (“FHA”) program, the U.S. Department of Veteran Affairs (“VA”) program or the U.S. Department of Agriculture (“USDA”) program are guaranteed by the governmental agencies and then transferred to Ginnie Mae pools for sale in the secondary market
Our principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341 and our telephone number is (800) 981-8898. We were founded in 1986 and were incorporated in Delaware on June 12, 2019 and commenced operations as a publicly traded company on January 22, 2021, upon completion of a merger with Gores Holdings IV, Inc.

Risk Factors
Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in UWMC described in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, filed with the Commission and incorporated by reference in this prospectus. The risks and uncertainties described in these risk factors are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. A prospectus supplement applicable to each type or series of securities we offer will also contain a discussion of the risks applicable to the particular type of securities we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

Special Note Regarding Forward-Looking Statements
This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:
•our financial and operational performance;
•future loan originations;
•our client-based business strategies, business model, strategic initiatives, competitive advantages;
•the impact of interest rate risks on our business;
•the benefits and risks associated with the exchange at any time by SFS Holding Corp., an affiliate of UWMC, of Class B common units of Holdings LLC and shares of our Class D common stock into, at the option of UWMC, either, (a) cash or (b) one share of our Class B common stock;
•the delays or failures to sell or securitize loans in the secondary market and its impact on our financial performance;
•our hedging and risk mitigation strategies, including the natural hedges provided by our originations;
•the timing and impact of our transition to servicing in-house;
•the impacts of defaults on our business;
•the potential impact of technological developments on our operations;
•the impact of new tax laws and regulations on our financial results;
•our accounting policies and the impacts to our agreements and financial results;
•the renewal of our sale and repurchase and other financing agreements upon their maturity;
•the quality of our loan portfolio;
•our ability to increase or decrease the size of our warehouse lines to reflect anticipated increases or decreases in volume;
•macroeconomic conditions that may affect our business and the mortgage industry in general;
•the opportunity to sell our mortgage servicing rights (“MSRs”) and excess servicing;
•the impact of pending litigation on our financial position and the outcome of such litigation;
•the sufficiency of our liquidity;
•our repurchase and indemnification obligations for loans sold to investors and other contractual indemnification obligations; and
•other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, unless otherwise required by law. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:
•our dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies that affect interest rates and inflation;
•our reliance on our warehouse and other short-term financing facilities to fund mortgage loans and otherwise operate our business, leveraging of assets under these facilities and the risk of a decrease in the value of the collateral underlying certain of our facilities causing an unanticipated margin call;
•our ability to access, and increase, warehouse lines to meet our anticipated growth;
•the impact of actions taken by the presidential administration, including actions that could adversely impact inflation, interest rates, consumer discretionary income and confidence and home building starts, which could adversely affect our loan origination volume and profitability;
•our ability to sell loans in the secondary market, including to government sponsored enterprises (“GSEs”), and to securitize our loans into mortgage-backed securities through the GSEs and Ginnie Mae, and our ability to sell MSRs in the bulk MSR secondary market;
•our dependence on the GSEs and the risk of changes to these entities and their roles, including, as a result of GSE reform, termination of the GSE's conservatorships or efforts to increase the capital levels of the GSEs;
•changes in the GSEs’, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees;
•our ability to comply with all applicable rules and regulations in connection with the launch of our internal servicing platform;
•our dependence on licensed residential mortgage officers or entities, including brokers that arrange for funding of mortgage loans, or banks, credit unions or other entities that use their own funds or warehouse facilities to fund mortgage loans, but in any case do not underwrite or otherwise make the credit decision with regard to such mortgage loans to originate mortgage loans, as well as changes in banking regulations and capital requirements which may impact the availability of warehouse financing or otherwise affect liquidity in the residential mortgage industry;
•our inability to continue to grow, or to effectively manage the growth of, our loan origination volume;
•our ability to continue to attract and retain our independent mortgage broker relationships;
•the occurrence of a data breach or other failure in our cybersecurity or information security systems;
•reliance on third-party software and services in our operations;
•reliance on third-party sub-servicers to service our mortgage loans or our mortgage servicing rights and reliance on partnerships with third parties to support our internal servicing platform;
•the occurrence of data breaches or other cybersecurity failures at our third-party sub-servicers or other vendors;
•intense competition in the mortgage industry;

•our ability to implement and maintain technological innovations in our operations;
•loss of key management;
•our ability to continue to comply with the complex state and federal laws, regulations, guidance and practices applicable to mortgage loan origination and servicing in general, including maintaining the appropriate state licenses, managing the costs and operational risk associated with material changes to such laws, regulations, guidance and practices and the impact of changes in federal and state government administrations on such compliance;
•errors or the ineffectiveness of internal and external models or data we rely on to manage risk and make business decisions;
•fines or other penalties associated with the conduct of independent mortgage brokers;
•the risk that we are or may become subject to legal actions that if decided adversely, could be detrimental to our business; and
•those risks described in Item 1A - Risk Factors in our Annual Report on Form 10-K, as well as those described from time to time in our other filings with the Commission.
Selling Stockholders
We may register securities covered by this prospectus to permit selling stockholders to resell their securities. We may register securities for resale by selling stockholders by filing a prospectus supplement with the Commission. The prospectus supplement would set forth information about the selling stockholders, including their name, the amount of their securities that will be registered and sold, their beneficial ownership of the securities and their relationship with us.

Use of Proceeds
Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of securities sold by us under this prospectus and any related prospectus supplement for general corporate purposes.
We will not receive any proceeds from the sale of our securities sold by any selling stockholder. All securities offered by any selling stockholders pursuant to this prospectus and any related prospectus supplement will be sold by the selling stockholders for their own accounts.

Description of Capital Stock
We may from time to time offer under this prospectus, separately or together:
•shares of Class A common stock;
•shares of preferred stock, which may be represented by depositary shares as described below;
•subscription rights; and
•warrants to purchase shares of (1) Class A common stock; (2) preferred stock; and (3) depositary shares.
We operate through an "Up-C" structure. Our operating business, United Wholesale Mortgage, LLC, is owned by UWM Holdings, LLC, which we refer to as Holdings LLC. UWM Holdings Corporation, or UWMC, manages Holdings LLC and owns all of the outstanding Class A common units of Holdings LLC. SFS Holding Corp., or SFS Corp., owns all of the outstanding Class B common units of Holdings LLC.
The following table summarizes the shares of UWMC capital stock and Holdings LLC interests that are authorized and outstanding as of August 4, 2026:

UWMC Capital Stock
Class of Stock	Authorized Shares	Shares Outstanding
Class A common Stock	4,000,000,000	342,349,795

Class B common stock	1,700,000,000	-
Class C common stock	1,700,000,000	-
Class D common stock	1,700,000,000	1,261,862,603

Preferred Stock	100,000,000	-

Holdings LLC Interests
Class of Interest	Authorized Units	Units Outstanding	Owner
Class A Common Units	4,000,000,000	342,349,795	UWMC

Class B Common Units	1,700,000,000	1,261,862,603	SFS Corp
Class C Common Units	1,700,000,000	-
Our Class A common stock and Class B common stock are our economic common stock. These shares have voting rights and the right to receive UWMC dividends and share in any distribution of UWMC assets if UWMC is liquidated. Our Class C common stock and Class D common stock are our non-economic common stock. These shares have voting rights, but they do not have the right to receive UWMC dividends or share in any UWMC liquidation distribution. Each share of non-economic common stock is paired with one common unit in Holdings LLC. That common unit carries the related economic rights at the Holdings LLC level. Class B common units are paired with shares of Class D common stock, and Class C common units are paired with shares of Class C common stock. We refer to these paired securities as Paired Interests. Paired Interests may only be exchanged or transferred together.
SFS Corp. currently holds Class D Paired Interests, consisting of Class B common units and shares of Class D common stock. No Class C common units or shares of Class C common stock are currently outstanding.
Voting Rights
Our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on matters submitted to our common stockholders, unless Delaware law or our amended and restated certificate of incorporation, or our Charter, requires a separate class vote. Class A common stock and Class C common stock have one vote per share. Class B common stock and Class D common stock have ten votes per share. Holders of our common stock do not have cumulative voting rights in director elections. In general, matters submitted to stockholders are approved by a majority of the votes entitled to be cast by stockholders present in person or represented by proxy, voting together as a single class. A separate class vote is required if a proposed action would adversely affect the powers, preferences or special rights of that class, or if applicable law otherwise requires a separate class vote. Amendments to our Charter generally require approval by a majority, and in some cases a supermajority, of the combined voting power of all shares entitled to vote.
Our Charter limits the voting power of any holder of common stock, together with certain related corporations and entities treated as disregarded entities for U.S. federal income tax purposes, to no more than 79% of the voting power of the outstanding shares voting together as a single class on any matter.
Dividend Rights
Holders of Class A common stock and Class B common stock may receive dividends if our board of directors declares them and legally available funds are available. We may not pay a dividend on Class A common stock unless we pay the same amount and type of dividend on Class B common stock, and vice versa, unless the holders of a majority of the outstanding shares of each affected class approve different treatment, with each class voting separately.
Holders of Class C common stock and Class D common stock are not entitled to receive dividends from UWMC.
When our Board declares a dividend on Class A common stock and, if any are outstanding, Class B common stock, our Board, as the manager of Holdings LLC also determines how Holdings LLC will make related distributions. Holdings LLC may distribute amounts only to UWMC, as the owner of the Class A common units, and defer the proportionate amount for the holder of Class B common units until the earlier of a later board determination or the conversion of the Class B common units into shares of Class B common stock or Class A common stock. Alternatively, Holdings LLC may make proportionate distributions at the same time to both UWMC and the holder of the Class B common units.
Liquidation Rights
If UWMC is liquidated, dissolved or wound up, holders of Class A common stock and Class B common stock will share ratably in the assets available for distribution to stockholders. Holders of Class C common stock and Class D common stock will not receive any distribution from UWMC in a liquidation.Our Charter does not provide the holders of Class A common stock, Class B common stock, Class C common stock and Class D common stock with preemptive rights.
Conversion/Exchange/Transfers
A holder may exchange each Paired Interest at any time. At our option, the holder will receive either cash from the proceeds of a private sale or public offering of Class A common stock, or shares of common stock. A Class C Paired Interest may be exchanged for one share of Class A common stock. A Class D Paired Interest may be exchanged for one share of Class B common stock. Each share of Class B common stock may be converted into one share of Class A common stock at any time at the holder’s option. Each share of Class B common stock also automatically converts into one share of Class A common stock if it is transferred by SFS Corp. to anyone other than a Permitted Transferee.
Permitted Transferees generally include SFS Corp. equityholders; certain family members; estate-planning vehicles; entities controlled by, or majority owned by, those persons; certain charitable organizations; persons receiving shares under a qualified domestic relations order; and legal or personal representatives in the event of death or disability, in each case as described in our Charter.
Our Charter also provides that each share of Class B common stock will automatically convert into one share of Class A common stock, and each share of Class D common stock will automatically convert into one share of Class

C common stock, when SFS Corp. and its Permitted Transferees together beneficially own less than 10% of our outstanding common stock.
Other Matters
Shares of Class A common stock are not redeemable. Holders of Class A common stock do not have preemptive rights, subscription rights, redemption rights or conversion rights. There are no redemption or sinking fund provisions for the Class A common stock. All outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.

Description of Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
The prospectus supplement will specify as to each issuance of preferred stock:
•the maximum number of shares;
•the designation of the shares;
•annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;
•the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;
•the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;
•any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;
•the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;
•any preemption rights;
•any restriction on the repurchase or redemption of shares while there is any arrearage in the payment of dividends or sinking fund installments;
•the voting rights; and
•any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.
Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.
Each global certificate will:
•be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;
•be deposited with such depositary or nominee or a custodian for the depositary; and
•bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Description of Depositary Shares
General
The description shown below and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.
We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. These receipts are known as depositary shares. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.
Upon surrender of depositary receipts by a holder of depositary shares at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, the holder of depositary shares is entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.
Dividends and Other Distributions
A depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.
If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
No distributions will be made on any depositary shares that represent preferred stock converted or exchanged. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. All distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.
Withdrawal of Preferred Stock
You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Fractional shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares
If we redeem a series of the preferred stock underlying the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series held by the depositary. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.
After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.
Voting of the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.
Liquidation Preference
In the event of our liquidation, whether voluntary or involuntary, the holders of each depositary share would be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share, as shown in the applicable prospectus supplement.
Conversion or Exchange of Preferred Stock
The depositary shares will not themselves be convertible into or exchangeable for Class A common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.
Taxation
As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of a Deposit Agreement
We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.
Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:
•all depositary shares outstanding shall have been redeemed;
•there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or
•each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.
Charges of a Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.
Resignation and Removal of Depositary
A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.
Miscellaneous
A depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.
Neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

Description of Subscription Rights
General
We may issue subscription rights to purchase Class A common stock, preferred stock, depositary shares or warrants to purchase preferred stock, Class A common stock or depositary shares. Each series of subscription rights will be issued under an agreement to between us and a bank or trust company, as subscription rights agent, specified in the applicable prospectus supplement. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting or purchase agreement arrangement with one or more underwriters or parties pursuant to which such underwriters or parties will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. The form of rights certificates relating to each series of rights will be filed with the Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
The applicable prospectus supplement will describe the terms of any subscription rights in respect of which this prospectus is being delivered, including the following:
•the title of the subscription rights;
•the securities for which the subscription rights will be exercisable;
•the number of securities purchasable upon exercise of the subscription rights;
•the exercise price for the subscription rights;
•the number of the subscription rights issuable to each stockholder;
•the extent to which the subscription rights will be transferable;
•the date on which the right to exercise the subscription rights will commence and the date on which the rights will expire (subject to any extension);
•the extent to which the rights will include an over-subscription privilege with respect to unsubscribed securities;
•the date for determining the stockholders entitled to the rights distributions;
•if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering;
•if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights; and
•any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights.
Exercise of Subscription Rights
Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of Class A common stock, preferred stock, depositary shares, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of Class A common stock, preferred stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements or other purchase agreements, as set forth in the applicable prospectus supplement.

Description of Warrants
We may issue warrants for the purchase of Class A common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of ours in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.
The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:
•the title of the warrants;
•the aggregate number of warrants;
•the price or prices at which warrants will be issued;
•the designation, terms and number of securities purchasable upon exercise of warrants;
•the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;
•the date, if any, on and after which warrants and the related securities will be separately transferable;
•the price at which each security purchasable upon exercise of warrants may be purchased;
•any provisions for changes to or adjustments in the exercise price;
•the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;
•the minimum or maximum amount of warrants which may be exercised at any one time;
•information with respect to book-entry procedures, if any; and
•any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
As of the date hereof, there were no warrants outstanding.
Certain Anti-Takeover Provisions of the DGCL, our Charter and our Bylaws
Some provisions of the DGCL, our Charter and our Bylaws contain provisions that could make the following transactions more difficult: (i) an acquisition of us by means of a tender offer; (ii) an acquisition of us by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our business to first negotiate with our Board. We believe that the benefits of the increased protection of our business’ potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our business outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the person became an interested stockholder unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. UWMC expects the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. UWMC also anticipates that Section 203 of the DGCL may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by UWMC’s stockholders.
Our Charter and Bylaws
In addition, our Charter and our Bylaws provide for certain other provisions that may have an anti-takeover effect:
•Capital Structure. Our Charter provides a capital structure where holders of Class B common stock and holders of Class D common stock have ten votes per share (as compared with holders of Class A common stock and holders of Class C common stock, who each have one vote per share); provided, however, that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter. As a result of this capital structure, holders of our Class D common stock (SFS Corp. and the SFS equityholders) have a greater ability to control the outcome of matters requiring stockholder approval even when the holders of Class B common stock and Class D common stock own significantly less than a majority of the shares of the outstanding Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our business or our assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over such matters.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

•Classified Board. Our Charter and Bylaws provide that our Board (other than those directors, if any, elected by the holders of any outstanding series of preferred stock) is divided into three classes of directors. The existence of a classified Board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our business as the classification of our Board makes it more time-consuming for stockholders to replace a majority of the directors.
•Directors Removed Only for Cause. Our Charter provides that, from and after the first date following the date on which the voting power of all of the then outstanding shares of Class B common stock and Class D common stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of UWMC generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), any director elected by the stockholders generally entitled to vote may only be removed for cause.
•Board of Director Vacancies. Our Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on our Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on our Board.
•Action by Written Consent. Our Charter provides that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.
•Special Meeting of Stockholders. Our Charter provides that special meetings of stockholders may only be called by (i) the chairperson of our Board, (ii) our Chief Executive Officer or (iii) our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
•Supermajority Requirements for Certain Amendments of our Charter and Amendments of our Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our Charter and Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of our then outstanding shares generally entitled to vote will be required to make, alter, amend or repeal our Bylaws and certain provisions of our Charter, including those related to our management and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to our Charter and amendments to our Bylaws could enable a minority of our stockholders to exercise veto power over such amendments.
•Issuance of Common Stock and Undesignated Preferred Stock. Our Board has the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of Common Stock and (ii) up to 100,000,000 shares of undesignated preferred stock, in the case of a series of preferred stock, with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of Common Stock and preferred stock will enable our Board to render more difficult or to discourage an attempt to obtain control of our business by means of a merger, tender offer, proxy contest, or other means.
•Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.
•Exclusive Forum. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of UWMC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United States District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of our Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of our Charter will be enforced by a court in those other jurisdictions.
Limitation on Liability and Indemnification of Directors and Officers
Our Charter limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that UWMC will, in certain situations, indemnify its directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
We maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Charter, our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Stock Exchange Listing
Our Class A common stock is listed on the NYSE under the symbol “UWMC”.

Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

Plan of Distribution
We may sell the securities covered by this prospectus from time to time, in one or more transactions, by a variety of methods, including the following:
•through underwriters or dealers;
•directly to one or more purchasers, including to a limited number of institutional purchasers;
•in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•in privately negotiated transactions;
•in a block trade in which a broker/dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•through agents; or
•through a combination of any of these methods of sale.
We may offer and sell the securities directly to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:
•the name or names of any underwriters, dealers or agents;
•the purchase price and the proceeds we will receive from the sale;
•any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;
•the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers;
•any securities exchange on which the securities may be listed; and
•any material relationships with the underwriters.
If we are offering shares of our Class A common stock, we may permit those selling stockholders named in any prospectus supplement to participate in the offering. If any selling stockholders are participating in an offering, the prospectus supplement will also include the following:
•the name or names of the selling stockholders;
•the amount of shares to be sold by each selling stockholder and the proceeds from such sales; and
•any additional terms, including lock-up provisions, that may be placed on the participating selling stockholders in connection with their sale of securities in the offering.
If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities so offered and sold.
If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.
Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act.
The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.
Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the Class A common stock, which is listed on the NYSE, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.
Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

Legal Matters
Certain legal matters relating to the offering will be passed upon for us by, Greenberg Traurig, P.A., Fort Lauderdale, Florida.

Experts
The financial statements of UWM Holdings Corporation incorporated by reference in the Prospectus, and the effectiveness of UWM Holdings Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

Where You Can Find More Information; Incorporation By Reference
We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the Commission’s website at www.sec.gov. The information contained on the Commission’s website is expressly not incorporated by reference into this prospectus.
We are “incorporating by reference” into this prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the Commission will automatically update and supersede this information. This prospectus is part of a registration statement filed with the Commission.
We incorporate into this prospectus the following documents that we have previously filed with the Commission (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

Commission Filing (File No. 001-16853)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2025
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2026
Current Reports on Form 8-K	March 16, 2026 and June 3, 2026
Description of our securities contained in Exhibit 4.6 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and any amendment or report filed for the purpose of updating such description	May 10, 2022
We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 of Form 8-K related thereto.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered herewith. We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:
UWM Holdings Corporation
585 South Boulevard E
Pontiac, MI 48341
Phone: (800) 981-8898
Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
Our Commission filings, along with information relating to us and our business is also available on our website at www.uwm.com. The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.
You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
The information in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

1,500,000 Shares of Series A-1 Preferred Stock
165,000,000 Class A Warrants
165,000,000 Class B Warrants
330,000,000 Shares of Class A Common Stock Underlying Warrants
Offered by the Selling Stockholders

Prospectus Supplement October 1, 2026